SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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SANDY SPRING BANCORP, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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17801 Georgia Avenue, Olney, Maryland 20832

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 4, 2011

Time:	3:00 p.m., EDT

Place:	Ten Oaks Ballroom
5000 Signal Bell Lane
Clarksville, MD 21029

The 2011 annual meeting of shareholders of Sandy Spring Bancorp, Inc. (Bancorp) will be held as indicated above for the purposes of considering:

(1)	The election of three (3) director-nominees to serve as Class II directors with terms expiring at the 2014 annual meeting, in each case until their successors are duly elected and qualified;

(2)	Approval of the 2011 Employee Stock Purchase Plan;

(3)	A non-binding resolution to approve the compensation of the named executive officers;

(4)	A non-binding, advisory vote on the frequency of shareholder votes on executive compensation;

(5)	The ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the year 2011; and

(6)	Such other business as may properly come before the annual meeting or any adjournment thereof.

Enclosed with this notice is a proxy card, the 2011 proxy statement and 2010 Annual Report on Form 10-K.  Only holders of record of Bancorp's common stock as of the close of business on  March 9, 2011 are entitled to notice of, and to vote at, the annual meeting, or any adjournment thereof.  Please complete the proxy card and mail it in the enclosed envelope. You may also choose to vote your shares using the Internet, as explained on the proxy card.  If you attend the meeting, you may withdraw your proxy and vote in person.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary

Olney, Maryland
March 28, 2011

Important Notice Regarding the Availability of Proxy Materials for the
2011 Annual Meeting of Shareholders to be held on May 4, 2011
This proxy statement and the 2010 Annual Report on Form 10-K are available at www.sandyspringbank.com/proxy

Table of Contents

General Information	3
Who Can Vote	3
Executing Your Right to Vote	3
Recent Changes In Regulations Will Affect Your Vote	3
Costs of Proxy Solicitation	3
Telephone and Internet Voting	3
Changing Your Vote	4
Delivery and Accessibility of Proxy Materials	4

PROPOSAL I: Election of Directors	4

Corporate Governance and Other Matters	6
Corporate Governance Policy and Code of Business Conduct	6
Director Independence	6
Board Leadership Structure	7
Chairman Selection Process	7
Board’s Role in Risk Oversight	7
Board Committees	7
Director Attendance at Meetings	9
Director Compensation	9
Stock Ownership of Directors and Executive Officers	11
Owners of More Than 5% of Bancorp's Common Stock	12
Section 16(a) Beneficial Ownership Reporting Compliance	12
Transactions and Relationships with Management	12

PROPOSAL II: Approval of the 2011 Employee Stock Purchase Plan	13

Compensation Discussion and Analysis	16
Executive Summary	16
Overall Compensation Philosophy and Guiding Principles	17
Compensation Decision Process	17
Role of the Compensation Committee, Management and the Compensation
Consultants in the Executive Compensation Process	17
Compensation Structure and Elements	18
Factors for Determining Compensation	20
Impact of Accounting and Tax on the Form of Compensation	21
Stock Ownership Guidelines	21
Compensation Committee Report	21
Executive Compensation Tables	23

PROPOSAL III: A Non-Binding Resolution to Approve the Compensation of the Named Executive Officers	30

PROPOSAL IV: A Non-Binding, Advisory Vote on the Frequency of Shareholder Votes	31

PROPOSAL V: The Ratification of the Appointment of Grant Thornton LLP as the Independent
Registered Public Accounting Firm for the Year 2011	31

Audit and Non-Audit Fees	32
Audit Committee's Pre-Approval Policies and Procedures for Services	32
Report of the Audit Committee	32
Shareholder Proposals and Communications	33

Appendix A: 2011 Employee Stock Purchase Plan	A-1

SANDY SPRING BANCORP, INC.

PROXY STATEMENT

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Sandy Spring Bancorp, Inc. (Bancorp) to be used at the 2011 annual meeting of shareholders on Wednesday, May 4, 2011, at 3:00 p.m. EDT at Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland 21029.  The notice of annual meeting, the proxy card, and this proxy statement are being first mailed on or about March 28, 2011, to shareholders of record as of the close of business on March 9, 2011 (the Record Date).

Who Can Vote
You can vote if you owned shares of Bancorp common stock, par value $1.00 per share, as of the close of business on the Record Date.  Each share of common stock is entitled to one vote.  The number of common shares outstanding on the Record Date was 24,230,320.  When you give Bancorp your proxy, you authorize Bancorp to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Executing Your Right to Vote
By completing and returning the enclosed proxy card in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with the instructions marked on the card. Executed but unmarked proxies will be voted on all business matters as recommended by the board of directors.  Proxies marked as abstentions and proxies for shares held in the name of a bank, broker, or other nominee marked as not voted (broker non-votes) will be counted only for purposes of determining a quorum at the annual meeting.

The board of directors does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters as determined by a majority of the board of directors.

Recent Changes in Regulations Will Affect Your Vote
If you hold your shares through a bank or broker it is critical that you cast your vote if you want it to count in the election of directors (Proposal I of this proxy statement). In the past, if you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.  Changes in regulations have taken away the ability of your bank or broker to vote your shares in the election of directors without your specific instruction.  Thus, if you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on routine items such as the ratification of the appointment of the Bancorp’s independent registered public accounting firm (Proposal V).   If you are a registered shareholder, meaning you hold your shares directly with Bancorp, and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Costs of Proxy Solicitation
The cost of soliciting proxies will be borne by Bancorp. In addition to the solicitation of proxies by mail, Bancorp also may solicit proxies through its directors, officers, and employees. Bancorp also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Telephone and Internet Voting
Bancorp is pleased to offer its shareholders the convenience of voting by telephone and online via the Internet.  Please check your proxy card for instructions.

Changing Your Vote
Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time prior to its exercise by 1) filing a written notice of revocation with Ronald E. Kuykendall, General Counsel and Secretary; or 2) delivering to Bancorp a duly executed proxy bearing a later date; or 3)  by attending the annual meeting and casting a ballot in person.

Delivery and Accessibility of Proxy Materials
Bancorp plans to take advantage of the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of the proxy materials to shareholders who have the same address to achieve the benefit of reduced printing and mailing costs.  Shareholders residing at a shared address will continue to receive separate proxy cards.  If you wish to receive a separate set of materials, please write or call as specified below, and we will promptly mail them to you at no charge.  If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

The Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, but excluding exhibits, is provided with this proxy statement and both documents are available on the Internet at www.sandyspringbank.com/proxy.  Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by writing Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Shareholders also may access a copy of the Form 10-K including exhibits on the SEC Web site at www.sec.gov.

PROPOSAL I: Election of Directors

The board of directors is divided into three classes, nearly equal in number as possible.  In general, the term of only one class of directors expires each year, and the directors within that class or their successors are elected for a term of three years or until their successors are elected and qualified.

Since the last annual meeting, the composition of the board has changed as follows:  On August 31, 2010, Lewis R. Schumann resigned from the board for personal reasons.  In addition, Bancorp's Corporate Governance Policy and Bylaws require a director to retire immediately following the annual meeting following the date on which he or she attains 70 years of age.   Therefore, Class III Director Gilbert L. Hardesty will be retiring from service at the close of the annual meeting.

A total of three director-nominees are before you for election:  Mark E. Friis, Pamela A. Little, and Craig A. Ruppert, all of whom are incumbent directors in Class II.  With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director.

Information About Nominees and Incumbent Directors
The following information sets forth the names of the three nominees for election describing their skills, experience and qualifications for election.  Each has given his or her consent to be nominated and has agreed to serve if elected. If any person nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the present board of directors may designate.

Also provided is information on the background, skills, and experience of the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of the Record Date.  At this time, none of the directors serve on any other public or for-profit company board.

All directors of Bancorp and its principal subsidiary Sandy Spring Bank (the Bank) are composed of the same persons.  Throughout this proxy statement, the singular use of "board of directors" or "board" shall be intended to refer to both boards unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED
BELOW AS A DIRECTOR OF BANCORP.

Class II Directors – Nominees for Terms to Expire at the 2014 Annual Meeting:

Mark E. Friis, Director, 55, Director since 2005
Mr. Friis is president and principal owner of Rodgers Consulting, Inc., a land planning and engineering firm.  He is a member of the American Institute of Certified Planners and has numerous affiliations with area professional and civic organizations as well as local government.  Mr. Friis is valued for his business management experience, his sales and marketing skills, and in-depth knowledge of the local economy.  Mr. Friis chairs the Bank’s Frederick Advisory Board, and currently chairs the Nominating Committee of the board.

Pamela A. Little, Director, 57, Director since 2005
Ms. Little has over 25 years of experience in companies ranging from privately held start-up firms to large, publicly-traded government contracting firms.   In January 2011 she was made Co-CEO of ATS Corporation, a publicly-traded provider of IT services. Since 2007, she has been the CFO of ATSC.  She is the former CFO of Athena Innovative Solutions, Inc.  (2005-2007) and the former CFO of ZKD, Inc. (2004-2005) where she was responsible for negotiating the sale of the firm.  Ms. Little is valued for her range of business experience with public companies, her knowledge of mergers and acquisitions, and her financial expertise.  Ms. Little currently chairs the Audit Committee of the board.

Craig A. Ruppert, Director, 57, Director since 2002
Mr. Ruppert is President and CEO of The Ruppert Companies which is comprised of commercial landscape construction and management located in five states; tree-growing operations; and industrial property development.  Mr. Ruppert is a former Class B director of the Federal Reserve Bank of Richmond, and is a noted, local philanthropist.  A highly successful entrepreneur, Mr. Ruppert’s strengths lie in strategic planning, executive management, mergers and acquisitions and business expertise.  Mr. Ruppert currently chairs the Credit and Investment Risk Committee.

Incumbent Class III Directors – Terms Expiring in 2013

Solomon Graham, 68, Director since 1994
Mr. Graham is the founder and President of Quality Biological, Inc., a biotechnology firm providing reagents for medical research established in 1983.   A prominent, award-winning businessman in the local community, Mr. Graham has served on the boards of several non-profit organizations as well as being an advisor to state and local government.  Mr. Graham brings to the board his business expertise as well as superior insight to local issues within Bancorp’s market area.

Dennis A. Starliper, 64, Director since 2010
Mr. Starliper worked for Provident Bankshares Corporation for 24 years and held the position of chief financial officer for 10 years.  He retired in 2009. Prior to joining Provident, Mr. Starliper worked for Fairchild Industries, a Fortune 500 aerospace manufacturer.  The qualifications that led to Mr. Starliper’s election were his deep industry experience with a large and respected, local bank; his corporate experience with a publicly-traded company; and his financial expertise.

Incumbent Class I Directors – Terms Expiring in 2012

Susan D. Goff, 65, Director since 1994
Ms. Goff is the former Director and President of MD-Individual Practice Association, a subsidiary of Mid Atlantic Medical Services, Inc. (MAMSI), a publicly-held healthcare company. Ms. Goff was also an Executive Vice President of  MAMSI. In 2004, MAMSI was sold to UnitedHealthcare and Ms. Goff became the regional executive overseeing all products in seven states.  She retired in 2005. During her career, Ms. Goff was directly involved with strategic planning, marketing, and product development.  As chairman of the Compensation Committee for Bancorp, Ms. Goff has augmented her considerable executive management experience through regular education on trends in executive and board compensation.

Robert, L. Orndorff, Chairman, 54, Director since 1991
Mr. Orndorff is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating company based in central Maryland.  Mr. Orndorff’s experience in building a highly successful business with a strong reputation for quality, teamwork, and integrity is a testament to his leadership ability and strongly aligned with Bancorp’s culture and values.  He has been active in local civic organizations and brings to the board his extensive business experience, strategic planning skills, and knowledge of the local market.

David E. Rippeon, Director, 62, Director since 1997
Mr. Rippeon is President and CEO of Gaithersburg Equipment Co., a dealership in heavy equipment for construction, commercial, and landscape use.  Under Mr. Rippeon’s leadership, the company has expanded into three counties in Maryland, consistent with Bancorp’s market, and has significantly increased sales.  Mr. Rippeon is valued for his business experience, sales and marketing skills, and knowledge of the local market.

Daniel J. Schrider, Director, 46, Director since 2009
Mr. Schrider was named President and CEO of Sandy Spring Bancorp, Inc. on January 1, 2009 and joined the board at that time.  Mr. Schrider started his career with Sandy Spring Bank in 1989 and achieved significant success in the commercial banking area.  He joined the executive team in 2003 as the Chief Credit Officer and leader in commercial services.  Mr. Schrider is active in professional and civic organizations and currently serves on the board of the Maryland Bankers Association.

Corporate Governance and Other Matters

Corporate Governance Policy and Code of Business Conduct
Bancorp's business affairs and strategic direction are overseen by its board of directors.  The board remains committed to setting a tone of the highest ethical standards and performance for Bancorp's management, officers, and company as a whole.  The board believes that strong corporate governance practices are a critical element of doing business today.  To that end, the Corporate Governance Policy is reviewed periodically to ensure that it reflects the best interests of Bancorp and its shareholders.

In addition, Bancorp's board of directors has adopted a Code of Business Conduct applicable to all directors, officers, and employees of Bancorp and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by Bancorp and its subsidiaries. The Code of Business Conduct includes a Code of Ethics established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing standards of the Nasdaq Stock Market, Inc. More information about corporate governance, including the Corporate Governance Policy and the Code of Ethics, may be found on Bancorp's investor relations Web site at www.sandyspringbank.com.

Director Independence
In accordance with the Corporate Governance Policy, no more than two inside directors may be on the board at any one time. All other directors must be independent. An inside director is defined as a director that is employed or was employed within the last three years as either an officer of Bancorp or the Bank.  In making its determination of independence, the board of directors did not consider any transactions, relationship, or arrangements that are not included in the section of this proxy statement entitled "Transactions and Relationships with Management."

The board of directors has affirmatively determined that all directors other than Mr. Schrider are independent under Nasdaq's listing standards.  The board of directors complies with or exceeds the independence requirements for the board and board committees established by the Nasdaq Stock Market Inc., federal securities and banking laws and the additional standards included in Bancorp's Corporate Governance Policy.

Board Leadership Structure
The Corporate Governance Policy provides for the selection of a chairman of the board from among the independent directors and states that it is the policy of the board to separate the offices of the chairman and the chief executive officer.  This allows the chairman to maintain an independent role in the oversight of management.  The chairman of the board also chairs the Executive and Governance Committee, which is comprised of the chairmen of the other standing committees (see Executive and Governance Committee description on page 8).

Chairman Selection Process
In 2009, the board discussed and agreed upon a more robust and inclusive process for the annual election of the chairman of the board beginning in 2011.  It was decided that each year, the Executive and Governance Committee would solicit input from all directors for desired characteristics and accept nominations for chairman.  The committee would consider the nominees and inform the board of the candidate(s) for consideration at the annual organization meeting.  It is generally understood that this process may result in more frequent changes to the position of chairman than in the past.

Board’s Role in Risk Oversight
Bancorp’s board fulfills a significant role in the oversight of risk in the company both through the actions of the board as a whole and those of its committees.  Credit risk is overseen specifically by the Credit and Investment Risk Committee, which monitors overall asset quality and the adequacy of the allowance for loan and lease losses. This committee also receives monthly investment risk profiles and quarterly updates from Bancorp’s Asset Liability Committee to monitor compliance with policies concerning interest rate risk, liquidity risk, and capital adequacy.   The Compensation Committee reviews reports on risk to the company associated with incentive compensation plans.  The Audit Committee meets regularly with the independent registered public accounting firm to receive reports on the results of the audited financial statements.  In addition, the Audit Committee receives internal audit reports that enable it to monitor operational risk throughout the company.  Finally, the board receives a quarterly update from the general counsel on any pending large litigation in order to be aware of any potential legal risk facing Bancorp or any of its subsidiaries.

Board Committees
Bancorp's board of directors has the following standing committees: Audit, Executive and Governance, Compensation, Credit and Investment Risk, and Nominating.  The charter for each committee may be found on Bancorp's investor relations Web site at www.sandyspringbank.com.  Each committee’s function is described as follows:

Audit Committee - The Audit Committee is appointed by the board to assist in monitoring the integrity of the financial statements and financial reporting, including the proper operation of internal control over financial reporting and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The Audit Committee reviews the quarterly earnings press releases, as well as the Forms 10-K and 10-Q prior to filing.  All members of the committee meet all requirements and independence standards as defined in applicable law, regulations of the SEC, Nasdaq's listing standards, the Federal Deposit Insurance Act and related regulations. The board has determined that Pamela A. Little qualifies as an audit committee financial expert under the Nasdaq listing standards and applicable securities regulations.

Executive and Governance Committee -  This committee conducts board business between regular monthly meetings as needed and provides oversight and guidance to the board of directors to ensure that the structure, policies, and processes of the board and its committees facilitate the effective exercise of the board's role in the governance of Bancorp. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the board and its committees as stated in the Corporate Governance Policy. This committee was re-structured in 2009 to be comprised of the chairmen of the standing committees of the board, the chairman of the board, the president and CEO, and the “lead director” if one is appointed by the board.

Compensation Committee – Members of this committee are independent directors as defined by the Nasdaq listing standards. The Compensation Committee recommends salaries and other compensation for executive officers, considers other compensation and benefit plans and makes recommendations to the board regarding grants and awards under the 2005 Omnibus Stock Plan. The committee is also responsible for reviewing and making recommendations for non-employee director compensation.  In compliance with the laws and regulations promulgated in connection with Bancorp’s past participation in the Capital Purchase Program of the Troubled Asset Relief Program (TARP-CPP), the Compensation Committee was also responsible for ensuring the compensation plans of Bancorp and its subsidiaries do not encourage excessive risk.

Credit and Investment Risk Committee – The Credit Risk Committee was chartered in May 2009 for the purpose of supporting the board in the performance of its duties and responsibilities with regard to credit-related activities. In 2010 the charter was expanded to incorporate the risks inherent in the investment portfolio, and the committee was renamed the Credit and Investment Risk Committee.  The committee has responsibility for approving all loans requiring board approval; reviewing and approving all credit-related activities that are required by law or regulation to be approved by the board including, but not limited to: reviewing and approving the adequacy of the allowance for credit losses; monitoring the performance and quality of Bancorp’s credit portfolio; ensuring that Bancorp’s credit risk management activities are aligned with the Bancorp’s overall business strategy; and reviewing and approving Bancorp’s credit risk policies.  In addition, the committee reviews and approves all investment-related activities that are required by law or regulation to be approved by the board; monitors the performance and quality of the investment portfolio; ensures that investment risk management activities are aligned with Bancorp’s risk tolerance and business strategies; and oversees the effectiveness and administration of and compliance with all investment-related policies.

Nominating Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing standards. The Nominating Committee makes recommendations to the board of directors with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general, minimum criteria and particular goals and needs of Bancorp for additional competencies or characteristics.  Each director of Bancorp is expected to exhibit the highest standards in exercising his or her duty of loyalty, care and commitment to all shareholders and to protect the values and legacy of the organization.  Additionally, directors must manage themselves well in their personal deportment and display the ability to challenge the thinking of others and to influence them with constructive approaches.  Directors must be able to read and act upon complex financial statements and analyses.  Finally, directors need to be able to apply informed judgment and long-term, conceptual and systemic thinking to all decisions.  The board gathers input from all directors prior to the recruitment of a new director in order to form a collective picture of the competencies needed.  The board also values diversity and seeks to include women and members of minority groups to maintain a range of thinking and personality styles.  The Nominating Committee encourages suggestions for qualified candidates to the board from the chief executive officer, the chairman of the board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832.  Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director.  In addition, the Nominating Committee may consider candidates submitted by a third party search firm hired for the purpose of identifying director candidates.   The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above.  Please see "Shareholder Proposals and Communications."
Current Board Committee Membership and Number of Meetings
Name	Executive	Audit	Compensation	Credit & Investment Risk	Nominating
Number of meetings in 2010	4	8	3	11	4
Mark E. Friis	X				Chairman
Susan D. Goff	X		Chairman
Solomon Graham		X	X
Gilbert L. Hardesty				X	X
Pamela A. Little	X	Chairman
Robert L. Orndorff(1)	Chairman	X	X	X	X
David E. Rippeon		X			X
Craig A. Ruppert	X		X	Chairman
Daniel J. Schrider	X			X
Dennis A. Starliper		X		X
(1)As chairman of the board, Mr. Orndorff is an ex officio member of all committees.

Director Attendance at Board and Committee Meetings
Each of Bancorp’s directors takes his and her commitment to serve on the board very seriously as demonstrated by the superior attendance record achieved each year.  During 2010, the board held ten regular meetings with overall attendance averaging 95%.   In accordance with Bancorp’s Corporate Governance Policy, all incumbent directors attended over 80% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees on which they served.

Attendance at the Annual Meeting of Shareholders
The board of directors believes it is important for all directors to attend the annual meeting of shareholders to show support for Bancorp and to provide an opportunity to interact with shareholders directly, and Bancorp has a policy that directors should attend annual meeting of shareholders unless unable to attend by reason of personal or family illness or pressing matters.  All directors were present at the 2010 annual meeting.

Director Compensation

Cash Compensation – Only non-employee directors are compensated for their service as board members.  In 2010, directors of Bancorp each received an annual retainer of $11,200 with $28,000 paid to the chairman of the board, pro-rated for any partial year of service. The chairman of the Audit Committee received an additional retainer of $6,000 and all other committee chairmen each received an additional retainer of $4,000.  Non-employee directors received $880 for attendance at each meeting of the board of directors and $800 for attendance at each committee meeting.  Directors are encouraged to attend all meetings in person unless the meeting is called by teleconference.  Directors who attend an in-person meeting by phone were paid a reduced meeting fee of $500. Finally, those directors who serve as chairman of a regional advisory board are paid $600 for each advisory board meeting attended. All directors of Bancorp also serve as directors of Sandy Spring Bank, for which they do not receive any additional compensation. All meetings of the board and its committees are considered joint meetings of the holding company and the principal subsidiary.

Director Fee Deferral Plan - Directors of Bancorp are eligible to defer all or a portion of their fees under the Director Fee Deferral Plan.  In 2010, the amounts deferred accrued interest at 120% of the long-term Applicable Federal Rate which is not considered “above market” or preferential.  Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director's service on the board.  In the event a director dies during active service, the Bank will pay benefits that exceed deferred fees and accrued interest to the extent the Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

Director Stock Purchase Plan – Each director of Bancorp has the option of using from 50 to 100% of his or her annual retainer fee to purchase newly issued Bancorp common stock at the current fair market value at the time the retainer is paid in accordance with the plan.  Directors make an annual election to participate in advance, and participation in the plan is ratified by the board.

Equity Compensation - Bancorp directors are also eligible to receive non-incentive stock options, stock appreciation rights, and restricted stock under Bancorp's 2005 Omnibus Stock Plan.  Options granted under this plan have a maximum term of seven years and an exercise price that may not be less than 100% of the closing price of the common stock on the date of grant. Director options are included in the computation of share dilution.  In 2010, upon the recommendation of the Compensation Committee, the board granted 1,333 shares of restricted stock to each of the non-employee directors.  The shares had a grant date fair value of $15.00 per share.  The restricted stock vests over three years in equal increments, and vesting is accelerated upon the permanent departure from the board other than removal for just cause.

2010 Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Mark E. Friis	$31,400	$19,995	-	$102	$51,497
Susan D. Goff	$27,040	$19,995	-	$102	$47,137
Solomon Graham	$23,920	$19,995	-	$102	$44,017
Gilbert L. Hardesty	$32,100	$19,995	-	$102	$52,197
Pamela A. Little	$32,400	$19,995	-	$102	$52,497
Robert L. Orndorff	$64,500	$19,995	-	$102	$84,597
David E. Rippeon	$23,920	$19,995	-	$102	$44,017
Craig A. Ruppert	$31,467	$19,995	-	$102	$51,564
Lewis R. Schuman(5)	$29,360	$19,995	-	$102	$49,457
Dennis A. Starliper(6)	$24,307	$19,995	-	$40	$44,342
(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” on page 9.
(2)
On March 31, 2010 the directors noted above were granted 1,333 shares of restricted stock.  The value reported represents the grant date fair value of the award computed in accordance with FASB ACS Topic 718.  The value was based upon Bancorp’s stock price of $15.00 on the date of the grant.  On December 31, 2010, each non-employee director had a total of 2,664 unvested shares of restricted stock, except for Mr. Starliper, who had 1,333 shares.

(3)
On December 31, 2010 Mr. Friis had 2,879 vested stock options and 420 unvested; Ms. Goff had 6,377 vested stock options and 420 unvested; Mr. Graham had 6,539 vested stock options and 420 unvested; Mr. Hardesty had 9,891 vested stock options and 420 unvested; Ms. Little had 2,879 vested stock options and 420 unvested; Mr. Orndorff had 9,569 vested stock options and 420 unvested; Mr. Rippeon had 7,228 vested stock options and 420 unvested; Mr. Ruppert had 6,795 vested stock options and 420 unvested; and Mr. Schuman’s stock options expired on November 30, 2010.

(4)	Includes dividends paid on unvested restricted stock.
(5)	Mr. Schumann resigned effective August 31, 2010. Per the terms of the separate grants of restricted stock, 2,443 shares of restricted stock vested immediately and 275 shares were forfeited.
(6)	Mr. Starliper joined the board on February 24, 2010, and began serving on board committees in June.

Stock Ownership of Certain Beneficial Owners

The following table sets forth information as of February 8, 2011, with respect to the shares of common stock beneficially owned by each director and director nominee, by the named executive officers for 2010, and by all directors and executive officers of Bancorp as a group.  No individual holds more than 1% of the total outstanding shares of common stock.   All directors and officers as a group own 3.0% of Bancorp’s outstanding common stock.

Name	Shares Owned (1) (2)	Restricted Stock	Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total
Mark E. Friis	27,286	2,664	3,299	33,249
Susan D. Goff	16,740	2,664	6,797	26,201
Solomon Graham	14,951	2,664	6,959	24,574
Gilbert L. Hardesty	22,003	2,664	10,311	34,978
Pamela A. Little	9,405	2,664	3,299	15,368
Robert L. Orndorff	156,229	2,664	9,989	168,882
David E. Rippeon	20,294	2,664	7,648	30,606
Craig A. Ruppert	54,127	2,664	7,215	64,006
Dennis A. Starliper	2,000	1,333	-	3,333
Daniel J. Schrider (4)	5,870	27,565	39,720	73,155
Philip J. Mantua(5)	9,242	15,195	28,645	53,082
Frank H. Small(6)	538	-	60,950	61,488
R. Louis Caceres(7)	10,482	15,894	35,145	61,521
Joseph J. O’Brien(8)	3,526	12,646	8,750	24,922
All directors and executive officers as a group (17 persons)	359,761	115,525	261,291	736,577

(1)
Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.

(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable as of February 8, 2011 and within 60 days thereafter.
(4)	Mr. Schrider’s shares include 3,390 shares held through employee benefit plans. On December 13, 2010, 2,499 stock options granted to Mr. Schrider in 2000 expired.
(5)	Mr. Mantua’s shares include 8,189 shares held through employee benefit plans.
(6)	On December 13, 2010, 12,001 stock options granted to Mr. Small in 2000 expired. Mr. Small retired on January 31, 2011 and 12,749 shares of restricted stock were forfeited as of that date.
(7)	Mr. Caceres’ shares include 2,508 shares held through employee benefit plans.
(8)	Mr. O’Brien’s shares include 1,984 shares held through employee benefit plans.

Owners of More than 5% of Common Stock

The following table shows the stock beneficially owned by the person or entity who has filed a report of beneficial ownership that exceeded 5% of Bancorp’s outstanding common stock as of December 31, 2010.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(1)
Columbia Wanger Asset Management LLC 227 West Monroe Street Ste 3000, Chicago, IL 60606	1,510,614	6.2%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	1,405,317	5.8%
T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202	1,391,790	5.7%
(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission, which reported beneficial ownership as of December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Bancorp's executive officers and directors, and any persons who own more than ten percent of a registered class of Bancorp's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are required by applicable regulations to furnish Bancorp with copies of all Forms 3, 4, and 5 they file.  Based solely on the review of the copies of such forms it has received, all of Bancorp's executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2010.

Transactions and Relationships with Management

Bancorp and the Bank have had in the past, and expect to have in the future, banking transactions with directors and executive officers in the ordinary course of business on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to Bancorp and the Bank. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features.

Bancorp's written Code of Ethics requires that all related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, must be reviewed and approved by the Audit Committee, another independent committee of directors, or the independent directors on the board. As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by uninterested directors. Other related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are reviewed by the independent directors with the affected director not present or voting.

PROPOSAL II: Approval of the 2011 Employee Stock Purchase Plan

Introduction
Bancorp’s board of directors believes that employee ownership in the company aligns employee interests with those of shareholders; and therefore encourages employees to own stock in the company.  To that end, the Employee Stock Purchase Plan was put into place in 2001. This plan, which allows employees to purchase Bancorp stock at a 15% discount, is viewed as an important employee benefit that attracts and retains talented, loyal employees.  The Employee Stock Purchase Plan will terminate on June 30, 2011.  Bancorp is requesting that shareholders approve the Sandy Spring Bancorp, Inc. 2011 Employee Stock Purchase Plan (2011 ESPP or the Plan) to replace the existing plan.

If the 2011 ESPP is approved by stockholders the 2011 ESPP will be effective as of July 1, 2011.  Options under the 2011 Plan will be granted on July 1, 2011 and thereafter on the first day of each month while the plan is in effect, unless the grant dates are changed by the administrative committee for the 2011 Plan. No options will be granted pursuant to the Sandy Spring Bancorp, Inc. 2001 Employee Stock Purchase Plan (the Existing Plan) after June 30, 2011.

As of March 1, 2011, 136 employees participated in the Existing Plan and there were 211,687 shares of our common stock available for issuance pursuant to the Existing Plan.  As of March 1, 2011, we had approximately 660 employees that would be eligible to participate in the 2011 ESPP.  The closing price of our common stock on the Nasdaq on March 1, 2011 was $18.77

Summary of the Plan
The full text of the 2011 ESPP is included in this Proxy Statement as Appendix A.  The following summary is qualified in its entirety by reference to the full text of the 2011 ESPP.

Purpose - The purpose of the plan is to provide employees of Bancorp and its affiliates with an opportunity to purchase common stock at a discount so as to further incent them to work for the continued success of the company.

Administration - The 2011 ESPP will be administered by Compensation Committee of the board of directors, which shall consist of not less than three (3) directors appointed by the board. Such committee has the full authority to adopt administrative rules and procedures and to interpret the provisions of the plan. To carry out the purpose of the 2011 ESPP, the Committee will appoint an Administrator of the Plan.  The Administrator is responsible for executing the procedures established by the committee and keeping adequate and accurate records for plan participants.  All costs and expenses incurred in plan administration are paid by Bancorp without charge to participants.

Shares Available - The number of shares of common stock that may be purchased by participating employees under the 2011 Plan may not exceed 300,000 shares.  Bancorp has reserved the shares from authorized unissued shares for purposes of the 2011 ESPP.  The number of shares that may be purchased pursuant to the 2011 ESPP is subject to adjustment in the event of a change in common stock as a result of a stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar change. Upon any such event, the maximum number of shares that may be subject to any option, the number and purchase price of shares subject to options outstanding under the 2011 ESPP and/or the consideration to be received upon exercise of each option will be appropriately adjusted by the committee administering the plan.

Eligibility and Participation - All employees of Bancorp and its affiliates are eligible to participate in the 2011 ESPP as of July 1, 2011, except those who have been employed less than three months, employees who regularly work less than 20 hours per week, employees who customarily work no more than 5 months per year, and any employee who owns 5% or more of Bancorp common stock.  An eligible employee may participate in the 2011 ESPP only by means of payroll deductions.

No employee will be granted an option under the 2011 ESPP that permits the employee’s rights to purchase common stock to accrue at a rate that exceeds $25,000 of fair market value of common stock (determined at the time the option is granted) for each calendar year in which the option is outstanding.  Unless the employee’s payroll deductions are withdrawn, the aggregate payroll deductions credited to the employee’s account will be used to purchase shares of common stock at the end of the month beginning on a grant date which is the first day of the calendar month (an “option period”).

Option Periods and Option Exercise Dates - Shares of Bancorp common stock will be offered under the 2011 ESPP through a series of option periods, which unless changed by the committee administering the 2011 ESPP will have a maximum duration of one month.  Purchases in the 2011 ESPP will occur on the last business day of an option period.

Purchase Price - The purchase price of the common stock acquired on each option exercise date will be 0.85 multiplied by the fair market value of the common stock on the last day of the option period.

Payroll Deductions and Stock Purchases - Each participant may authorize periodic payroll deductions in any multiple of 1% to a maximum of 10% of base compensation.  The accumulated deductions will be automatically applied on each option exercise date to purchase shares of common stock at the purchase price in effect for that option exercise date.  For purposes of the 2011 ESPP, “base compensation” means gross compensation for the relevant pay period, including overtime pay, but excluding all bonuses, severance pay, extraordinary pay, expense allowances or reimbursements, moving expenses and income from the exercise of nonqualified stock options, the disposition of incentive stock options or from restricted stock or stock option awards.

Special Limitations - The 2011 ESPP imposes certain limitations upon a participant’s right to acquire common stock, including the following:

•	Options may not be granted to any individual who owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of Bancorp.

•	A participant may not be granted an option to purchase more than $25,000 worth of common stock (valued at the time each option is granted) for each calendar year in which such option is outstanding.

•
The maximum number of shares of common stock that may be purchased by a participant during an option period equals $25,000 divided by the fair market value of the common stock on the first day of the option period.

Termination of Options - A Participant may withdraw from an Option Period at any time by giving authorized notice to the Administrator. A Participant’s request for withdrawal from an Option Period will become effective upon the 1st of the month following the Administrator’s receipt of the notice. Once a Participant’s request for withdrawal becomes effective, no further payroll deductions shall be collected from the Participant with respect to the Option Period and any outstanding Options will be cancelled.  A Participant’s withdrawal from a particular Option Period shall be irrevocable and shall require the Participant to re-enroll in the Plan. Should a participant’s employee status cease by reason of death or permanent disability, the participant’s account in the 2011 ESPP will be closed and all existing options held by the participant canceled.

Shareholder Rights - No participant will have any shareholder rights with respect to the shares covered by his or her option until the shares are actually purchased on the participant’s behalf.  Unless otherwise elected by a participant, all dividends paid on shares of common stock held in the 2011 ESPP will automatically be reinvested through the Sandy Spring Bancorp, Inc. Dividend Reinvestment Plan.

Assignability - No options will be assignable or transferable by a participant, except by will or laws of inheritance following a participant’s death.

Share Pro-ration - Should the total number of shares of common stock to be purchased pursuant to outstanding options on any particular day exceed the number of shares available for issuance under the 2011 ESPP at that time, then the Administrator of the 2011 ESPP will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock allocated to such individual, will be refunded.

Amendment and Termination -  The 2011 ESPP will terminate upon the earlier of (i) July 1, 2021, assuming shareholder approval of the plan, or (ii) the date on which all shares available for issuance thereunder are sold pursuant to the exercise of options.

Federal Income Tax Consequences - The following is a summary of the principal United States Federal income taxation consequences to Bancorp and participants with respect to participation in the 2011 ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.

The 2011 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Internal Revenue Code Section 423. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to Bancorp, upon either the grant or the exercise of options. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the 2011 ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the option period in which such shares were acquired or within one (1) year after the actual option exercise date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing selling price of the shares on the option exercise date exceeded the purchase price paid for those shares, and Bancorp will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If a participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the option period in which the shares were acquired and more than one (1) year after the actual option exercise date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the closing selling price of the shares the disposition date exceeded the purchase price paid for those shares or (ii) 15% of the closing selling price of the shares on the participant’s entry date into that option period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Bancorp will not be entitled to an income tax deduction with respect to such disposition.

If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the closing selling price of the shares on the date of death exceeds the purchase price or (ii) 15% of the closing selling price of the shares on his or her entry date into the option period in which those shares were acquired.

New Plan Benefits - The benefits to be received by executive officers, directors and employees of Bancorp and its affiliates as a result of the proposed 2011 ESPP are not determinable, since the amounts of future purchases by participants are based on elective participant contributions.   No options have been granted, and no shares of common stock have been issued, with respect to the 2011 ESPP for which shareholder approval is sought under this Proposal.

Shareholder Approval - The affirmative vote of a majority of the shares of Bancorp common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. Should such shareholder approval not be obtained, then the 2011 ESPP will not be implemented.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL
OF THE 2011 EMPLOYEE STOCK PURCHASE PLAN.

Compensation Discussion and Analysis

The following discussion and analysis describes Bancorp's philosophy, processes, elements of and factors for determining compensation for the named executive officers for 2010 who were:  the Principal Executive Officer, Daniel J. Schrider; the Principal Financial Officer, Philip J. Mantua; Executive Vice President and Chief Operating Officer, Frank H. Small; Executive Vice President for Personal Banking and Investment Management, R. Louis Caceres; and Executive Vice President for Commercial Banking, Joseph J. O’Brien, Jr.  Mr. Small retired from active employment as of January 31, 2011.

Executive Summary
Bancorp remained subject to the compensation restrictions established for participants of the Capital Purchase Program of the Troubled Asset Relief Program (TARP-CPP) throughout 2010.  As such, there were no cash or deferred incentive bonuses paid for 2010 and the Compensation Committee relied on grants of long-term restricted stock to reward the performance of the executives as they continued to work through the unprecedented economic conditions.

Compensation events in 2010 include the following:

•
On January 1, 2010 Mr. O’Brien’s scope of responsibility was increased to cover all commercial banking divisions including small business deposit generation and treasury management services.  Commensurate with these added accountabilities, Mr. O’Brien received an increase to his salary.

•
On May 5, 2010, shareholders were asked to vote on a non-binding resolution to approve the compensation for the named executive officers.  Shareholders approved the resolution demonstrating support of the Compensation Committee’s actions on their behalf to provide compensation that is aligned with the long-term best interests of the company.

•
In furtherance of the board’s plan to limit the number of executive employment agreements, the board allowed the employment agreements with Mr. O’Brien and Mr. Caceres to expire and entered into change-in-control severance agreements with both executives.

•	In October 2010, Mr. Mantua was notified that his employment agreement would expire in 2011. The board intends to enter into a revised employment agreement with Mr. Mantua effective July 1, 2011.

Bancorp’s performance improved significantly in 2010 due to the outstanding efforts of its leaders. The company returned to profitability ahead of plan, successfully raised capital and completed the repayment of TARP-CPP funds on December 15, 2010.  The Compensation Committee expects to resume the use of incentive compensation for executive officers in 2011 as it is an important element of Bancorp’s compensation philosophy to have a meaningful portion of executive compensation tied to the company’s financial performance.

Restrictions on Executive Compensation for TARP-CPP Participants
Bancorp became a participant in the TARP-CPP in late 2008.  On February 17, 2009 the American Recovery and Reinvestment Act of 2009 (ARRA) significantly amended the Emergency Economic Stabilization Act of 2008 (ESSA) and charged the U. S. Treasury with the task of establishing additional standards for executive compensation for TARP-CPP participants.  The U.S. Treasury published the standards on June 15, 2009. Among those standards specifically impacting Bancorp are the following:

•	Bancorp was prohibited from paying or accruing a bonus to the five most highly compensated employees.

•
Bancorp must ensure that bonuses paid to any senior executive officer or any of the next 20 most highly compensated employees are subject to being repaid to Bancorp if the bonus was based on materially inaccurate financial statement or any other materially inaccurate performance criteria.

•
Bancorp was prohibited from paying any “golden parachute” payment for the departure from the company for any reason to any senior executive officer or any of the next five most highly compensated employees.

•
Bancorp was prohibited from paying any reimbursement of taxes owed with respect to any compensation (known as a “gross up” payment) to any senior executive officer or any of the next 20 most highly compensated employees.

The employees described above have been identified, including all executive officers, and agreements have been executed with each to amend any existing compensation plan or agreement that may be at conflict with the restrictions set forth in ESSA as amended by ARRA.  Bancorp remained committed to full compliance with all laws and regulations including those connected to being a TARP-CPP participant.

Overall Compensation Philosophy & Guiding Principles
Bancorp’s executive compensation philosophy did not materially change in 2010 in view of the limitations on compensation resulting from participation in TARP-CPP.  In general, the compensation philosophy is intended to attract, motivate, and retain top executive talent, to link executive rewards with shareholder interests, to achieve strategic business objectives, and to reward a balanced approach to short-term and long-term performance. The philosophy incorporates elements that are nonperformance-based (e.g., salary, benefits and limited perquisites) and performance-based (e.g., annual incentives in the form of cash and retirement contributions, and equity-based awards).

Under this philosophy, executives are paid market competitive salaries based on experience, expertise and individual performance.   Incentive compensation in the form of an annual cash bonus, an annual contribution to a deferred compensation retirement plan, and annual equity awards is intended to be market competitive and commensurate with company performance. These compensation programs are externally benchmarked against the total compensation paid by comparably sized banks.

By following the above described portfolio approach to compensation and benefits, the executive is provided a measure of security as to the minimum levels of compensation he is eligible to receive, and also is motivated to focus on the business measures that will produce a high level of performance for Bancorp.  In addition, the committee believes this approach reduces the risk of recruitment of top executive talent by competitors.

Compensation Decision Process
The Compensation Committee is comprised entirely of independent directors and is appointed annually by the board of directors to assist the board in managing compensation and benefit plans for the executive officers. The committee operates under a written charter reviewed and approved by the board.

Bancorp remained a participant in the TARP-CPP throughout 2010 until the final repayment of the Treasury’s investment on December 21, 2010.  Therefore, the compensation restrictions applicable under TARP-CPP remained the primary determinant in compensation decisions.  In addition, the Compensation Committee remained aware of and considered individual performance, company performance, economic climate, and market conditions.

Role of Management, the Compensation Committee, and Compensation Consultants in the Executive Compensation Process

Role of Management - In 2010, Mr. Schrider and the executive officers, as customary, were responsible for the development of Bancorp’s strategic plan and annual business plan, which were reviewed and approved by the board of directors.  The business plan provided the foundation for setting performance goals and targets to be achieved during the fiscal year and included in incentive compensation plans.

Mr. Schrider, in collaboration with the external compensation consultant, developed recommendations for the executive compensation recommendations.  Ronald E. Kuykendall, Bancorp’s General Counsel, provided legal interpretation and guidance on compliance with the TARP-CPP restrictions as they related to executive compensation.  Mr. Mantua provided information regarding company performance and comparisons with peer bank performance.

Mr. Schrider, Mr. Mantua, and Mr. Kuykendall, as well as other members of management, are regularly requested to attend Compensation Committee meetings where company performance, market considerations, and legal interpretation is discussed.  Executive management is not present during final deliberations and only committee members vote on executive compensation matters.

Role of the Compensation Committee - The basic responsibilities of the Compensation Committee are to review, recommend or approve compensation policies applicable to named executive officers, including participation and performance measures; to consider the relationship of corporate performance to total compensation; to recommend salary and bonus levels and equity-based awards for executive officers for consideration by the board of directors; and to review the adequacy and effectiveness of various compensation and benefit plans and succession planning of Bancorp. The chairman of the committee reports committee actions or recommendations to the board of directors following each committee meeting.

The CEO evaluation process was coordinated by an outside consultant, and involves receiving feedback from each director separately and anonymously for compilation.  The Executive and Governance Committee reviewed the compiled evaluation and provided feedback to Mr. Schrider.  The Compensation Committee used the results of this evaluation in compensation decisions.

Decisions regarding compensation for the named executive officers are made by the committee with consideration given to recommendations from Mr. Schrider and independent consultants. Decisions by the committee with respect to compensation are approved by the board of directors.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultants and to approve the fee and the terms of engagement. Details on the committee's functions are described in its charter, which has been approved by the board of directors and is available on Bancorp’s Investor Relations Web site maintained at www.sandyspringbank.com.

Role of Independent Compensation Consultant - The committee is advised by independent compensation consultants and advisors.  In general, the consultant provides compensation benchmarking and analytical data and renders advice to the committee regarding all aspects of the committee's compensation decisions. The committee has direct access to the consultant and control over the engagement. The committee was advised by Pearl Meyer & Partners, LLC during 2010. They were engaged to conduct a review and competitive assessment of total compensation and benefits for the named executive officers, and to provide a comprehensive assessment of the competitiveness and effectiveness of the total executive compensation programs. The consultant assisted in the identification of relevant peer groups and provided other market data used by Bancorp for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer.

Pearl Meyer & Partners, LLC is a nationally recognized, independent firm specializing in executive compensation.  The firm was engaged by Bancorp on behalf of the Compensation Committee for the sole purpose of providing market data, information on compensation trends, commentary and analysis.  The aggregate fees paid to the consultant on an annual basis are not material, and Bancorp is unaware of any personal or business relationship between the consultant and any member of the Compensation Committee.

Compensation Structure and Elements
Bancorp's compensation structure for named executive officers consists of five main elements: base salary, the Sandy Spring Leadership Incentive Plan, the Executive Incentive Retirement Plan, equity-based awards, and executive benefits and perquisites. Following is a summary of the role of each component, a description of how decisions regarding the components are made and the specific decisions made in 2010 as they relate to the named executive officers.

Base Salary - Base salary is paid bi-weekly and reviewed annually as a critical element of executive compensation.  In determining base salaries, the committee considers the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive's past performance, as well as competitive salary practices at financial institutions in the benchmarking peer group (see "Pay Levels and Benchmarking").  The committee seeks to pay a base salary within +/-15% of the median peer group.  Below median would be for newly appointed or developing executives while above median would be for experienced, long-term, and/or high performing executives.

The following table shows the base salary changes made in 2010:

Executive Officer	Effective Date	Old Base Pay	Amount of Increase	New Base Pay
Daniel J. Schrider	-	$450,000	-	$450,000
Philip J. Mantua	4/4/2010	$240,000	$15,000	$255,000
Frank H. Small	-	$265,000	-	$265,000
R. Louis Caceres	4/4/2010	$260,000	$5,000	$265,000
Joseph J. O'Brien	1/1/2010	$246,000	$19,000	$265,000

As noted earlier, Mr. O’Brien received an adjustment to his base salary effective January 1, 2010 commensurate with increased responsibility.  Previously, Mr. O’Brien was the market leader for Northern Virginia.  Beginning in 2010, he assumed additional responsibility for commercial loan production, business deposit generation, and treasury management services for all markets.  The increase placed Mr. O’Brien’s base salary at the median of peer data.

At Mr. Schrider’s request, the board did not increase his base salary in 2010 due to the weak financial performance of 2009 and the expectation that earnings would continue to be depressed in 2010.  Mr. Schrider’s base salary was at the 30th percentile of peer data. The adjustment for Mr. Mantua brought his salary to the 65th percentile of peer data.  The adjustment for Mr. Caceres brought his salary to the median of peer data.

Sandy Spring Leadership Incentive Plan - The Sandy Spring Leadership Incentive Plan (SSLIP), a short-term cash incentive plan, is intended to be established each year with specific goals tied to the company’s annual business plan.  Participation in the SSLIP for 2010 was prohibited by the TARP-CPP restrictions for the named executive officers.   In anticipation of depressed earnings and unpredictable performance due to economic conditions, management did not formulate a 2010 incentive plan.

Executive Incentive Retirement Plan - The Executive Incentive Retirement Plan (EIRP) replaced Supplemental Executive Retirement Agreements (SERAs) with the named executive officers in 2008.   Participation in the EIRP for 2010 was prohibited by the TARP-CPP restrictions for the named executive officers.  The EIRP is a defined contribution plan that provides for contributions to be made to the participants' plan accounts based on the attainment of criteria related to financial performance and established by the board of directors on an annual basis.  In 2010, management recommended, and the Compensation Committee agreed, that no benefit would be paid due to Bancorp’s depressed earnings and general market conditions.

The executive’s vested account balance in the EIRP (including balances accrued under the former SERAs) will be distributed to the executive following termination of employment either in a lump sum or in installments, at the election of the executive.  No payments will be made to an executive who is terminated for Just Cause.  Prior balances carried over from the SERAs vest over a period of 15 years and automatically vest upon the executive’s death or disability or upon a change-in-control, although payments due to a change-in-control were prohibited under TARP-CPP.

Earnings on EIRP balances accrue at an interest rate equal to 120% of the long-term Applicable Federal Rate (AFR), adjusted monthly.  By tying the interest rate to this standard, the EIRP provides an attractive rate of interest that is not considered “above market.”

Equity-Based Awards - Bancorp’s compensation philosophy identifies equity-based compensation as among the most effective means of creating a long-term link between the interests of Bancorp's shareholders and the performance of the organization and executive management. The committee has increasingly weighted the compensation of named executive officers toward equity-based awards. Vesting schedules for equity-based awards support a goal of retention of key leaders.

Under Bancorp’s 2005 Omnibus Stock Plan, executives are normally eligible to receive annual equity awards in the form of stock options, restricted stock, and stock appreciation rights.   However, the limitations under TARP-CPP allowed Bancorp to grant only awards of long-term restricted stock to those named executive officers who are among the five most highly compensated employees. Under the TARP-CPP restrictions, Bancorp may award long-term restricted stock to employees whose compensation is limited so long as the value of the award does not exceed 33% of the recipient’s total annual compensation.  The committee made the recommendation that awards be a percentage of base salary, a component of total annual compensation, and each award was within the limits of the TARP-CPP restrictions.

The equity awards granted in 2010 were made, in part, to compensate for the TARP-CPP restriction on bonuses and also to recognize the additional work and effort made by executive management during the extraordinary economic climate.  The stock awards further align the executives’ interests with those of shareholders.

The Compensation Committee recommended, and the board approved, restricted stock awards to each of the named executive officers calculated as a percentage of base salary as seen below.

Executive	% of Base Salary	Economic Value
Daniel J. Schrider	45%	$202,500
Philip J. Mantua	45%	$114,750
Frank H. Small	35%	$92,745
R. Louis Caceres	45%	$119,250
Joseph J. O’Brien	45%	$119.250

Benefits and Perquisites - The purpose of executive benefits and perquisites is to provide economic value to attract, retain, and motivate key executives. Bancorp's policy on executive benefits has been to provide benefits consistent with market practice. The committee believes that perquisites should be limited in scope and value and periodically reviews perquisites to ensure alignment with the desired philosophy.

Currently, the named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bancorp, Inc. Cash and Deferred Profit Plan (401(k) Plan) and the Employee Stock Purchase Plan (ESPP). Other benefits and perquisites may be provided at the discretion of the committee.

On a limited basis, the committee approves specific perquisites or benefits for individuals based on the needs of the position.  Mr. Schrider receives the use of a company-paid vehicle.  Mr. Caceres receives a car allowance of $1,000 per month. Mr. O’Brien maintains a membership, at company expense, at a local country club for business development purposes. Mr. O’Brien reimburses the company for personal use of the membership. In 2010, perquisites for all of the named executive officers included payment for a supplemental long-term disability insurance policy and a long-term care insurance policy, the values for which are represented under “All Other Compensation” in the Summary of Compensation table on page 24.

Factors for Determining Compensation

Bancorp Goal Setting for Compensation Purposes - On an annual basis, the board of directors approves Bancorp’s annual profit plan, which includes a detailed business plan and financial plan.  These plans are designed to support the multi-year strategic plan by setting annual targets for achievement.  Once the business and financial plans are approved by the board of directors, the performance goals for the short-term incentive plans are derived directly from the stated target financial results.  Mr. Schrider and Mr. Mantua report on the performance of Bancorp to the board of directors at each regularly scheduled meeting.

Pay Levels and Benchmarking - Pay levels for executives are determined using a number of factors, including: the individual's role and job responsibilities; the individual's experience and expertise; the pay levels of internal peers; pay levels in the competitive market for similar positions; performance and contribution of the individual; and performance of Bancorp as a whole.  Each of these factors is analyzed as part of the compensation review process, with an emphasis placed on market and competitive information.

In view of the TARP-CPP restrictions, the most helpful comparative data was from other TARP-CPP participating banks.   The committee assessed competitive market compensation using a number of data sources in order to gauge industry practices of other banking organizations including information publicly disclosed by a selected peer group of publicly traded banking organizations.   Even though compensation processes were very limited due to TARP-CPP, the committee still benefitted from reviewing comparative data from peer banks.  The specific elements of compensation reviewed as part of this comparable company analysis include base salaries, annual performance bonuses, and long-term incentives relative to the peer group.  Matches to proxy compensation data are made based on the role of the executive, rather than rank to ensure a better comparison.

The peer group used in 2010 was compiled by the consultant and approved by the committee. It includes banking organizations of similar asset size in the region (two factors that influence executive compensation in financial institutions). The peer group is reviewed and updated annually for appropriateness and compatibility.  The committee believes a group of approximately 20 comparative banks within the contiguous states of Delaware, Pennsylvania, Virginia, West Virginia, Ohio, New Jersey and North Carolina as well as Maryland provides a market perspective for executive compensation.

The following group of 20 banking institutions was used by Bancorp for 2010.
Carter Bank & Trust	VA	NewBridge Bancorp	NC
City HoldingCompany	WV	Peoples Bancorp, Inc.	OH
First Bancorp, Inc.	NC	StellarOne Corporation	VA
First Commonwealth Financial Corp	PA	S&T Bancorp, Inc.	PA
First Community Bancshares, Inc.	VA	Sun Bancorp, Inc.	NJ
First Financial Bancorp	OH	TowneBank	VA
FNB United Corp	NC	Union Bancshares Corporation	VA
Hampton Roads Bankshares, Inc.	VA	Univest Corporation of PA	PA
Lakeland Bancorp, Inc.	NJ	Virginia Commerce Bancorp, Inc.	VA
Metro Bancorp, Inc.	PA	WesBanco, Inc.	WV

The peer group data was drawn from 2009 proxy statements reporting 2008 data. As of December 31, 2008, the banks listed above were between $2 and $7 billion in total assets, with an average asset size of approximately $3.0 billion which placed Bancorp at the 75th percentile in asset size.  The committee considered moving the asset range up; however, doing so reduced the size of the peer group significantly. Therefore, the data was viewed with Bancorp’s relative size in mind.

Committee Discretion and Final Compensation Decisions - The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Bancorp performance shortfalls.  Therefore, the committee chose to adopt management’s recommendation that executive officers would not receive a payment from the EIRP for 2010.  The committee also retains the discretion to increase awards or consider special awards for significant performance, or due to subjective factors described above.  No such awards were made in 2010.

Impact of Accounting and Tax on the Form of Compensation
The committee and Bancorp consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans.  The committee has considered the impact of FASB ASC Topic 718, which Bancorp adopted on January 1, 2006, on Bancorp's use of equity-based awards. This consideration factored heavily in the decision to use a mix of restricted stock and stock options beginning in 2006. The committee also considered the limits on deductibility of compensation imposed by Section 162(m) of the Internal Revenue Code (the Code) with respect to annual compensation exceeding $1 million, or $500,000 with respect to senior executive officers during the period that the U.S. Treasury Department held an equity or debt position in Bancorp pursuant to the TARP-Capital Purchase Program, and Section 280(G) of the Code with respect to Change-in-Control payments exceeding specified limits.

Risk Assessment of Compensation Policies and Practices
The committee, in consultation with management, has assessed the compensation policies and practices applicable to the named executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on Bancorp.

Stock Ownership Guidelines
Bancorp does not currently have a formal stock ownership requirement for executives. All of the current executive officers own Bancorp common stock, and stock ownership by executives is encouraged on a voluntary basis. Bancorp retains the discretion to implement a minimum ownership requirement of mandatory holding period for shares received under the equity compensation plan.

Compensation Committee Report
Pursuant to the requirements under the TARP-CPP, the Compensation Committee assumed responsibility for the review of the risk associated with compensation plans for employees of Bancorp and its subsidiaries.    In March and October 2010, the committee received reports from Bancorp’s senior risk officers containing analysis on the risk levels present in executive compensation plans.  The following summary supports the conclusion of the committee that these plans do not encourage unnecessary or material risk-taking.

Executive Compensation Plan Risk Assessment

2010 Sandy Spring Leadership Incentive Plan – No plan was created for 2010.

Executive Incentive Retirement Plan – No plan was created for 2010.

Non-Executive Compensation Plan Risk Assessment
The senior risk officers identified all non-executive compensation plans within the company, and determined that the following plans met the criteria specified in the regulations for risk assessment.

2010 Sandy Spring Leadership Incentive Plan – No plan was created for 2010.

Retail Division Compensation Plans - For 2010, the retail incentive plans for the division and each regional and branch manager were based on a set of seventeen sales metrics and weighted to reflect the relative profitability of each category. Results for the division and each branch or region were compiled from system-generated reports. Participants were unable to influence product features, pricing, or credit decisions. Any exceptions to policies required approval by the retail division managers. Payout caps have been added to all plans, and the plans are audited periodically for accuracy.

Commercial Banking Compensation Plans - For 2010, the commercial incentive plans for each division manager and sales employee were based on a set of seventeen sales metrics and weighted to reflect the relative profitability of each category. Results for each division and employee were compiled from system- generated reports. The commercial loan process provides adequate controls to ensure credit risk is mitigated and asset quality is maintained. Results are compiled by system generated reports, and all exceptions are reviewed by the Chief Credit Officer. Payout caps have been added, and the plans are audited periodically for accuracy.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2010.

The Compensation Committee certifies the following:

1)
We have reviewed with senior risk officers the senior executive officer (SEOs) compensation plans and have made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Bancorp;

2)	We have reviewed with senior risk officers the employee compensation plans and have made all reasonable efforts to limit any unnecessary risks these plans pose to Bancorp; and

3)
We have reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Bancorp to enhance the compensation of any employee.

March 3, 2011
Susan D. Goff, Chairman
Solomon Graham
Robert L. Orndorff
Craig A. Ruppert

Executive Compensation

Summary of Compensation Table

The following table summarizes compensation earned by or awarded to Bancorp's named executive officers for the three most recent completed fiscal years.
Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Daniel J. Schrider	2010	$450,000	$202,500	-	$7,975	$35,493	$24,267	$720,235
President & Chief	2009	$450,000	$148,504	-	$7,286	$6,210	$25,184	$637,184
Executive Officer	2008	$269,324	$69,900	$47,400	$25,992	$31,856	$24,814	$469,286

Philip J. Mantua
Executive Vice	2010	$250,962	$114,750	-	$12,142	$20,569	$10,705	$409,127
President & Chief	2009	$240,000	$79,206	-	$11,092	$4,514	$12,073	$346,885
Financial Officer	2008	$237,335	$34,950	$27,255	$28,846	$20,410	$11,364	$360,160

Frank H. Small
Executive Vice	2010	$265,000	$92,745	-	$65,401	$67,804	$22,709	$513,659
President & Chief	2009	$265,000	$66,247	-	$59,743	$28,134	$23,910	$443,034
Operating Officer	2008	$312,500	$34,950	$27,255	$119,482	$78,925	$20,555	$593,667

R. Louis Caceres	2010	$263,654	$119,250	-	$9,412	$27,122	$29,770	$449,209
Executive Vice	2009	$260,000	$85,799	-	$8,598	$5,195	$19,234	$378,826
President	2008	$257,900	$27,960	$23,700	$25,070	$25,143	$15,831	$375,604

Joseph J. O’Brien, Jr.	2010	$264,758	$119,250	-	$2,740	-	$39,093	$425,841
Executive Vice
President

(1)	Represents the grant date fair value for the awards computed in accordance with FASB ACS Topic 718 (see Note 12 to the Consolidated Financial Statements in Bancorp’s Annual Report on Form 10-K).
(2)
Represents the grant date fair value for the stock option awards in 2008.  Executives were restricted from receiving stock options awards in 2009 and 2010 under TARP-CPP.  See the discussion of the assumptions used for these values in Note 12 to the Consolidated Financial Statements contained in Bancorp's Annual Report on Form 10-K.

(3)
For 2009 and 2010, the values in this column represent earnings on existing balances in the Executive Incentive Retirement Plan (EIRP).  There were no payments made under the EIRP or the Sandy Spring Leadership Incentive Plan (SSLIP) in 2009 or 2010.

(4)
This column presents the change in present value of the accumulated benefit with respect to Bancorp's Pension Plan for each year.  The Pension Plan was frozen in 2007.  See the table of Pension Benefits on page 27.

(5)
This column consists of the value of perquisites and personal benefits for the named executive officers including as applicable: car allowance, educational benefits, supplemental long term care and disability insurance, 401(k) matching funds, dividends on unvested restricted stock, and life insurance benefits.  Mr. Schrider also has the use of a company-owned vehicle.

Outstanding Equity Awards at Fiscal Year End
This table shows the outstanding equity awards to the named executive officers at December 31, 2010.
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
	12/21/2001	2,000	-		32.25	12/21/2011	-		-
Daniel J	12/11/2002	4,700	-		31.25	12/11/2012	-		-
Schrider	12/17/2003	5,000	-		38.91	12/17/2013	-		-
	12/15/2004	6,625	-		38.00	12/15/2014	-		-
	12/14/2005	6,395	-		38.13	12/14/2012	-		-
	12/13/2006	5,000			37.40	12/13/2013	200	(3)	$3,686
	3/26/2008	6,667	3,333	(4)	27.96	03/26/2015	1,500	(5)	$27,645
	3/25/3009	-		-	-	-	12,365	(6)	$227,887
	3/31/2010	-		-	-	-	13,500	(7)	$248,805
	12/21/2001	1,500	-		32.25	12/21/2011	-		-
Philip J.	12/11/2002	1,750	-		31.25	12/11/2012	-		-
Mantua	12/17/2003	2,200	-		38.91	12/17/2013	-		-
	12/15/2004	6,050	-		38.00	12/15/2014	-		-
	12/14/2005	6,395	-		38.13	12/14/2012	-		-
	12/13/2006	5,000	-		37.40	12/13/2013	200	(3)	$3,686
	3/26/2008	3,834	1,916	(4)	27.96	03/26/2015	750	(5)	$13,823
	3/25/2009	-	-		-	-	6,595	(6)	$121,546
	3/31/2010	-	-		-	-	7,650	(7)	$140,990
	12/21/2001	6,400	-		32.25	(8)05/01/2011	-		-
Frank H.	12/11/2002	8,350	-		31.25	05/01/2011	-		-
Small	12/17/2003	10,325	-		38.91	05/01/2011	-		-
	12/15/2004	11,250	-		38.00	05/01/2011	-		-
	12/14/2005	11,875	-		38.13	05/01/2011	-		-
	12/13/2006	7,000	-		37.40	05/01/2011	-		-
	3/26/2008	3,834	-	(9)	27.96	05/01/2011	-		-
	3/25/2009	-	-		-	-	-		-
	3/31/2010	-	-		-	-	-		-
	12/21/2001	3,000	-		32.25	12/21/2011	-		-
R. Louis	12/11/2002	4,700	-		31.25	12/11/2012	-		-
Caceres	12/17/2003	5,000	-		38.91	12/17/2013	-		-
	12/15/2004	6,050	-		38.00	12/15/2014	-		-
	12/14/2005	6,395	-		38.13	12/14/2012	-		-
	12/13/2006	5,000			37.40	12/13/2013	200	(3)	$3,686
	3/26/2008	3,334	1,666	(4)	27.96	03/26/2015	600	(5)	$11,058
	3/25/2009	-	-		-	-	7,144	(6)	$131,664
	3/31/2010	-	-		-	-	7,950	(7)	$146,519
	7/23/2007	2,500	-		28.59	07/23/2014	-		-
Joseph J.	12/19/2007	1,250			29.44	12/19/2014	-		-
O’Brien, Jr.	03/26/2008	3,334	1,666	(4)	27.96	03/26/2015	600	(5)	$11,058
	03/25/2009	-	-		-	-	4,096	(6)	$75,489
	3/31/2010	-	-		-	-	7,950	(7)	$146,519
(1)	All outstanding equity awards were issued under Bancorp’s 1999 Stock Option Plan or Bancorp’s 2005 Omnibus Stock Plan.
(2)	Aggregate market values are based upon the closing price of $18.43 on December 31, 2010.
(3)	Remaining shares granted on December 13, 2006 will vest on December 13, 2011.
(4)	Remaining options granted on March 26, 2008 will vest on March 26, 2011.
(5)	Remaining shares granted on March 26, 2008 will vest in equal amounts on the anniversary of the grant through March 26, 2013.

(6)
Shares granted on March 25, 2009 will vest in accordance with TARP-CPP restrictions, as applicable, beginning with 40% vesting on March 25, 2011 and thereafter 20% on each anniversary of the grant through March 25, 2014.

(7)
Shares granted on March 31, 2010 will vest in accordance with TARP-CPP restrictions, as applicable, beginning with 40% vesting on March 31, 2012 and thereafter 20% on each anniversary of the grant through March 31, 2015.

(8)	Under the terms of the grant of stock options, the expiration of Mr. Small’s vested outstanding stock options accelerated to May 1, 2011.
(9)	Mr. Small forfeited a total of 12,749 unvested shares of restricted stock and 3,834 unvested stock options on January 31, 2011 in connection with his retirement

Grants of Plan-Based Awards
The following table sets forth information on the restricted stock awards (RSA) made in 2010 under the 2005 Omnibus Stock Plan to the named executive officers.

Under the TARP-CPP, awards of long-term restricted stock to any of the five most highly compensated employees as of 2010 were subject to the following:

•	The value of the grant cannot exceed 1/3 of the employee's annual compensation.

•	The employee must forfeit the restricted stock if the employee does not remain employed for at least two years from the date of grant, other than due to death, disability or change in control.

•
The stock can only be transferred in proportion to the amount of TARP securities that have been redeemed.  For example, 25% becomes transferrable when 25% of TARP securities are redeemed, 50% becomes transferrable when 50% of TARP securities are redeemed, etc.

			Estimated Possible Payouts under non-equity incentive plan awards			All other stock awards: Number of shares of stock	All other option awards: Number of securities underlying options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name		Grant Date	Threshold	Target	Maximum	(#)	(#)	($/share)	($)(1)
Daniel J. Schrider	RSA	3/31/2010				13,500			$202,500
Philip J. Mantua	RSA	3/31/2010				7,650			$114,750
Frank H. Small	RSA	3/31/2010				6,183			$92,745
R. Louis Caceres	RSA	3/31/2010				7,950			$119,250
Joseph J. O’Brien, Jr.	RSA	3/31/2010				7,950			$119,250
(1)	The grant date fair value of each equity award is based on the closing price of $15.00 per share on the grant date.

Option Exercises and Stock Vested
The following table shows the value realized upon the vesting of restricted stock awards in 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized Upon Vesting(3) ($)
Daniel J. Schrider	-	-	424	$6,476
Philip J. Mantua	1,800	$6,192	275	$4,357
Frank H. Small	-	-	344	$5,571
R. Louis Caceres	-	-	246	$3,945
Joseph J. O’Brien, Jr.	-	-	922	$13,594
(1)
The value realized upon exercise is equal to the aggregate fair market value on the date of exercise, multiplied by the number of shares exercised, less the aggregate exercise price on the grant date, multiplied by the number of shares exercised.

(2)	The number of shares represented in this table are net of shares withheld for taxes.
(3)
The value realized upon vesting is equal to the closing market price of Bancorp common stock on the date of vesting multiplied by the number of shares acquired.  The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

Pension Benefits
The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (Pension Plan) for each named executive officer.

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit(1)
Daniel J. Schrider	Pension Plan	19	$128,982
Philip J. Mantua	Pension Plan	9	$88,073
Frank H. Small	Pension Plan	17	$459,119
R. Louis Caceres	Pension Plan	9	$105,100
Joseph J. O’Brien, Jr.(2)	Pension Plan	-	-
(1)	This plan and related valuation methods and assumptions are included in Note 13 to the Consolidated Financial Statements in the Annual Report on Form 10-K.
(2)	Mr. O’Brien is not eligible for the Pension Plan.

Sandy Spring Bancorp's Retirement Income Plan, a defined benefit, tax-qualified pension plan (Pension Plan), was generally available to employees through December 31, 2007 at which time the Pension Plan was frozen.  Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. Earnings covered by the Pension Plan are total wages, including elective pre-tax contributions under Section 401(k) of the Internal Revenue Code, bonuses, and other cash compensation, which for the named executive officers correspond, in general, to the total of the amounts in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table, up to a total of $225,000.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter. The Pension Plan permits early retirement at age 55 after at least 10 years of service completed after December 31, 2000.

Nonqualified Deferred Compensation
The following table summarizes the contributions and earnings for the named executive officers under the Executive Incentive Retirement Plan (EIRP) in 2010.

Name	Plan Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Daniel J. Schrider	EIRP	n/a	-	$7,975	-	$171,255
Philip J. Mantua	EIRP	n/a	-	$12,142	-	$260,719
Frank H. Small	EIRP	n/a	-	$65,401	-	$1,404,360
R. Louis Caceres	EIRP	n/a	-	$9,412	-	$202,113
Joseph J. O’Brien, Jr.	EIRP	n/a	-	$2,740	-	$58,831
(1)	Participant contributions are not permitted under the EIRP.
(2)	There were no payments made under the EIRP in 2010 as described on page 20.
(3)	Earnings for the EIRP accrued at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly.
(4)
The former Supplemental Executive Retirement Agreements were replaced with the EIRP as described on page 20.  The beginning balance for each participant’s EIRP account was the accrued balance as of December 31, 2007 under the former Supplemental Executive Retirement Agreements.  Those balances are subject to a 15-year vesting schedule. Messrs. Mantua’s and Caceres’ the current vesting level is 60%. Mr. O’Brien’s vesting level is 0%.   Earnings and payments under the EIRP vest immediately.

Potential Payments Upon Termination or Change-in-Control

Daniel J. Schrider
Bancorp and the Bank entered into an employment agreement with Mr. Schrider as of January 1, 2009 to provide for his employment as President and CEO. The initial term of the agreement is for three years and provides that the board of directors may extend the term for an additional year at each anniversary so that the remaining term again becomes three years. Mr. Schrider’s agreement does not automatically renew. The Executive and Governance Committee reviews CEO performance annually and recommends to the board whether or not to extend the CEO’s employment agreement.  Mr. Schrider’s employment agreement currently has a term expiring on July 1, 2013.  The agreement addresses such matters as Mr. Schrider’s base salary, participation in incentive compensation, participation in stock benefit plans, vacation, insurance and other fringe benefits.

There is no specific compensation provision under Mr. Schrider’s agreement for termination due to retirement, death, or voluntary resignation. For termination due to disability, termination by Bancorp without just cause, or termination by Mr. Schrider with good reason, Mr. Schrider will receive his base compensation, less any applicable disability benefits, and medical benefits for the remainder of the term of the agreement.

In the event of a change-in-control during the term of the agreement, and, thereafter, Mr. Schrider’s employment is terminated without just cause or Mr. Schrider terminates his employment with good reason, he will receive a lump-sum payment equal to three (3) times his average annual compensation for the past five years immediately preceding the change-in-control and medical benefits for the remaining term of the agreement. Mr. Schrider is also entitled to receive an additional tax indemnification payment (a “gross-up” payment) if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” Under applicable law, the excise tax is triggered by change-in-control related payments that equal or exceed three times the executive’s average annual taxable compensation over the five taxable years preceding the change-in-control. The excise tax equals 20% of the amount of the payment in excess of the executive’s average taxable compensation over the preceding five taxable year periods.

Mr. Schrider is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. He is also bound by a covenant not to compete for one year and not to solicit employees for two years following termination of employment, except in the event of change-in-control.

Philip J. Mantua
Bancorp and the Bank entered into an employment agreement with Mr. Mantua to provide for his employment as chief financial officer. The term of this agreement is two years and automatically renews for an additional year upon each anniversary unless written notice not to renew has been given by Mr. Mantua or by Bancorp. In October 2010, Mr. Mantua received notice that his existing employment agreement will expire in 2011. Bancorp intends to replace Mr. Mantua’s agreement with a revised agreement effective July 1, 2011.  The agreement addresses such matters as Mr. Mantua’s base salary, participation in incentive compensation, participation in stock benefit plans, vacation, insurance and other fringe benefits.

There is no specific compensation provision under Mr. Mantua’s agreement for termination due to retirement, death, or voluntary resignation. For termination due to disability, Mr. Mantua will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by Bancorp without just cause, or termination by Mr. Mantua with good reason, Mr. Mantua will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the 12 months preceding the termination plus annual cash bonuses as a lump sum payment.

In the event of a change-in-control, if Mr. Mantua’s employment is terminated without just cause or Mr. Mantua terminates his employment with good reason within six months prior to the change-in-control or up to two years after the change-in-control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding 12 months plus the amount of any other compensation received for the past 12 months. Mr. Mantua would also receive the continuation of health benefits include life and disability insurances for a period of three years following termination.  Mr. Mantua is also entitled to receive an additional tax indemnification payment if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.”

Mr. Mantua is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment. The post-termination restrictions do not apply if there is a change-in-control or if the executive's employment is terminated without just cause by Bancorp or with good reason by the executive.

Frank H. Small
Mr. Small retired from Bancorp on January 31, 2011 at the age of 64 as Executive Vice President and Chief Operating Officer following a total of 20 years of service to the company. Prior to his last day of employment, Bancorp agreed to pay Mr. Small a total of 14 months of severance at his existing annual rate of pay.  Further, under the terms of the Sandy Spring Bancorp, Inc. Health and Welfare Plan, Mr. Small was eligible to continue participation in the medical and dental plans until age 65.

At the time of his retirement, Mr. Small was fully vested in his EIRP balance and will receive a payment per the terms of the plan and all applicable regulations totaling $1,404,360. Per the terms of the restricted stock award agreements, Mr. Small’s unvested restricted stock (12,749 shares) was forfeited and all outstanding stock options will expire 90 days after the date of termination.

R. Louis Caceres and Joseph J. O’Brien, Jr
Following the expiration of their employment agreements in 2010, Mr. O’Brien and Mr. Caceres each entered into a change-in-control severance agreement with Bancorp and the Bank. The change-in-control agreements have a term of two years.  On each anniversary date of the agreement, the agreement will automatically be extended for an additional year, unless either party has given written notice at least 60 days prior to the anniversary date of the agreement that the agreement will not be extended.  These agreements contain what is known as a “double trigger,” meaning that two events must occur before the executive is entitled to any payment under the agreement: first, a change-in-control event must occur and, second, the executive’s employment must terminate during a specified period defined as starting six months prior to the change-in-control and ending two years after the change-in-control.

If a change-in-control occurs and the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates employment with good reason, the executive will be entitled to a payment equal to 2.99 times his total compensation, which is defined as one year’s base salary plus bonus payments and all other taxable compensation. The executive would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. Under the change-in-control agreements, if the total value of the benefits provided and payments made to the executive in connection with a change-in-control, either under the change-in-control agreement alone or together with other payments and benefits that he has the right to receive from Bancorp, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Executive Incentive Retirement Plan (EIRP)
The following plan terms govern the impact of termination of employment under the EIRP:
Event	Consequence
Termination for just cause	The participant forfeits all benefits under the plan.

Death or disability	Any unvested deferral balance automatically vests.

Voluntary termination or involuntary termination other than for just cause	The participant receives a benefit equal to the amount of his vested deferred benefit account.

Change-in-control	Deferral bonus awards automatically vest.

Equity Awards
The following chart summarizes the consequences under Bancorp’s equity incentive plans that would occur with respect to outstanding stock option and restricted stock awards in the event of termination of employment of a named executive officer.

Event	Consequence
Termination for just cause	Unvested restricted stock awards are forfeited and vested stock options expire on the date of termination.

Death or disability
Immediate vesting. Stock options remain exercisable until the earlier of (a) two years from the date of death or one year from termination due to disability or (b) the expiration date of the stock options.

Voluntary termination or involuntary termination other than for just cause	Unvested restricted stock awards are forfeited. Vested stock options remain exercisable for three months after the date of termination.

Change-in-control	Immediate vesting.

The following table summarizes the estimated payments to which the named executive officers were entitled upon termination in different situations as described above as of December 31, 2010.  Benefits payable under the Pension Plan or 401(k) are not included.

POTENTIAL PAYMENTS UPON TERMINATION	Daniel J. Schrider	Philip J. Mantua	R. Louis Caceres	Joseph J. O’Brien, Jr.
Death:
Employment agreements	$-	$-	n/a	n/a
EIRP	171,255	260,719	202,113	$58,831
Equity awards(1)	508,023	280,044	292,926	233,066
Total	$679,278	$540,763	$495,039	$291,897
Disability:
Employment agreements(2)	$1,175,430	$137,586	n/a	n/a
EIRP	171,255	260,719	202,113	$58,831
Equity awards(1)	508,023	280,044	292,926	233,066
Total	$1,854,708	$678,349	$495,039	$291,897
Voluntary termination or retirement by executive:
Employment agreements	$-	$-	n/a	n/a
EIRP	171,255	160,647	125,835	$10,803
Equity awards	-	-	-	-
Total	$171,255	$160,647	$125,835	$10,803

Termination by Bancorp without Just Cause or by executive with Good Reason:
Employment agreements(2)	$1,175,430	$137,586	n/a	n/a
EIRP	171,255	160,647	125,835	$10,803
Equity awards	-	-	-	-
Total	$1,346,685	$297,233	$125,835	$10,803
Termination in connection with a change-in-control:
Employment or Change-in-Control agreements	$1,021,070	$822,966	$796,769	$823,368
Employment agreements - tax gross up	444,750	352,292	n/a	n/a
EIRP	171,255	260,719	202,113	58,831
Equity awards(1)	508,023	280,044	292,926	233,066
Total	$2,145,098	$1,716,021	$1,291,808	$1,115,265

(1)
The value of unvested stock options and restricted stock grants represents the intrinsic value of those awards based on a price of $18.43, the closing price of Bancorp common stock on December 31, 2010.

(2)
The remaining term for Mr. Schrider’s and Mr. Mantua’s employment agreements as of December 31, 2010 was 30 months and 6 months respectively.  Amounts include base compensation and medical and dental benefits.

PROPOSAL III: A Non-Binding Resolution to Approve the Compensation
for the Named Executive Officers

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding vote on the compensation of Bancorp’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement.  As a former TARP-CPP participant, Bancorp submitted similar proposals to shareholders in 2009 and 2010, and both times shareholders approved the resolutions contained in the proposal.

This proposal, commonly known as a “say-on-pay” proposal, gives Bancorp’s shareholders the opportunity to endorse or not endorse Bancorp’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote will not be binding on the board of directors and may not be construed as overruling a decision by the board nor to create or imply any additional fiduciary duty by the board.   However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting.  This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting.  On this matter, abstentions will have no effect on the voting.

The board of directors believes that the compensation practices of Bancorp are designed to accomplish the objectives described in the Compensation Discussion and Analysis and that they are appropriately aligned to the long-term success of Bancorp and the interests of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL IV: A Non-binding, Advisory Vote on the Frequency of Shareholder Approval of
Compensation for the Named Executive Officers

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding, advisory vote on the frequency of shareholder approval of compensation for the named executive officers.  At least every six years, shareholders will be given the opportunity to vote on whether the “say on pay” resolution (presented in Proposal III above) should be held every one, two, or three years.

In developing its recommendation, the board of directors considered the recent turbulence in the financial services industry, the nature and timing of the compensation elements present in executive compensation, and the preference of shareholders at the present time.  Bancorp does not engage in high-risk compensation practices and consistently endeavors to align compensation with performance that is in the long-term interests of the company and shareholders.  However, due to the heightened scrutiny applied to financial institutions following the recent economic crisis, the board supports transparency to build shareholder trust and confidence and therefore recommends an annual frequency for shareholders to have a “say on pay” resolution.

Shareholders will have the opportunity to vote for the following options for this proposal:  one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove the board of directors’ recommendation. The option that receives the highest number of votes cast by shareholders will be deemed the preferred frequency for the advisory vote on the approval of compensation for the named executive officers.

The frequency vote is non-binding.  The final decision on the frequency of the advisory vote on executive compensation remains with the board and/or its committees.  However, the board will take into consideration the results of the frequency vote when making future decisions regarding the frequency of say-on-pay votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY “ONE YEAR” AS
THE PREFERRED FREQUENCY FOR THE ADVISORY VOTE ON THE APPROVAL OF
COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS.

PROPOSAL V: The Ratification of the Appointment of Grant Thornton LLP as the
Independent Registered Public Accounting Firm for the Year 2011

The Audit Committee has appointed the firm of Grant Thornton LLP as Bancorp’s independent registered public accounting firm for 2011.  In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification.  In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2012.

In voting to ratify the appointment of Grant Thornton LLP as Bancorp’s independent registered public accounting firm for 2011, shareholders may vote for the proposal, against the proposal or abstain from voting.  This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting.  On this matter, abstentions will have no effect on the voting.

Representatives of Grant Thornton LLP will be present at the annual meeting, will be given the opportunity to make a statement, and be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF GRANT THORNTON LLP AS
BANCORP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered for the audit of the annual financial statements of Sandy Spring Bancorp, Inc. and subsidiaries by Grant Thornton LLP for the year ended December 31, 2010 and 2009 together with fees billed for other services.

	2010	2009
Audit Fees(1)	$494,247	$382,080
Audit-Related Fees	-	-
Tax Services	-	-

(1)
Audit fees consist of fees for professional services rendered for the audit of Bancorp’s consolidated financial statements and review of financial statements included in Bancorp’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit Committee's Preapproval Policies and Procedures for Services

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services provided by Bancorp's independent registered public accounting firm.  There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to Bancorp constitutes not more than 5% of the total amount of revenues paid by it to its independent registered public accounting firms during the fiscal year in which the non-audit services are provided; such services were not recognized by Bancorp at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Bancorp's independent registered public accounting firm have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee's charter without exception.

Report of the Audit Committee

Bancorp's Audit Committee is appointed by the board of directors to assist the board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors. The committee (1) has reviewed and discussed the audited financial statements with management; (2) has discussed with Bancorp's independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees); and (3) has received the written disclosures and the letter from Bancorp's independent registered public accounting firm required by applicable requirement of the Public Company Accounting Oversight Board and discussed independence with Bancorp's independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010. The committee also has considered whether the amount and nature of non-audit services rendered by Bancorp's independent registered public accounting firm are consistent with its independence.

March 10, 2011
Pamela A. Little, Chairman
Robert L. Orndorff
Solomon Graham
David E. Rippeon
Dennis A. Starliper

Shareholder Proposals and Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The SEC has adopted regulations that govern the inclusion of such proposals in Bancorp's annual proxy materials. Shareholder proposals intended to be presented at the 2012 annual meeting of shareholders may be eligible for inclusion in Bancorp's proxy materials for that annual meeting if received by Bancorp at its executive offices not later than November 30, 2011 unless the date of the 2012 annual meeting is more than 30 days from May 4, 2012, in which case the deadline is a reasonable time before Bancorp begins to print and mail proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, Bancorp's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by Bancorp not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received by Bancorp at its executive offices not later than December 29, 2011. The nomination should be sent to the attention of Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by Bancorp for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Bancorp's shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the Secretary at Bancorp's main office by mail, courier, or facsimile or by e-mail through Bancorp’s  "contact us" feature of the investor relations area of its Web site at www.sandyspringbank.com.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary

Olney, Maryland
March 28, 2011

Appendix A
SANDY SPRING BANCORP, INC.
2011 EMPLOYEE STOCK PURCHASE PLAN

1.                 PURPOSE OF THE PLAN.

The purpose of the Sandy Spring Bancorp, Inc. 2011 Employee Stock Purchase Plan is to make available to eligible employees of Sandy Spring Bancorp, Inc. (the “Company”) and its affiliates a means of purchasing shares of the Company’s Common Stock through voluntary, regular payroll deductions. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, but is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan shall be administered, interpreted and construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. Participation in the Plan is entirely voluntary, and the Company makes no recommendations to employees as to whether they should or should not participate in the Plan.

2.                 DEFINITIONS.

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

(a)               “Administrator” means the entity or person designated to act as Administrator of the Plan pursuant to Section 7(b) hereof.

(b)               “Affiliate” means any (i) “parent corporation” or “subsidiary corporation” of the Company as such terms are defined in Section 424(e) and (f), respectively, of the Code, that (ii) is designated as a participating employer in this Plan by the Board.

(c)               “Bank” means the Sandy Spring Bank.

(d)               “Base Compensation” means gross compensation for the relevant pay period, including overtime pay, but excluding all bonuses, severance pay, extraordinary pay, expense allowances or reimbursements, moving expenses and income from the exercise of nonqualified stock options, the disposition of incentive stock options or from restricted stock or stock option awards. For these purposes, gross compensation includes any amount that would be included in taxable income but for the fact that it was contributed to a qualified plan pursuant to an elective deferral under Section 401(k) of the Code or contributed under a salary reduction agreement pursuant to Section 125 of the Code.

(e)               “Board” means the board of directors of the Company.

(f)               “Broker” means a duly licensed securities dealer, broker or agent designated to act as Broker pursuant to Section 6(c).

(g)               “Business Day” means a day on which the Nasdaq Global Select Market is open for regular trading.

(h)               “Code” means the Internal Revenue Code of 1986, as amended.

(i)               “Committee” means the Employee Stock Purchase Plan Committee appointed by the Board in accordance with section 7(a) hereof.

(j)               “Common Stock” means the Company’s Common Stock, par value $1.00 per share.

(k)               “Company” means Sandy Spring Bancorp, Inc.

(l)               “Effective Date” means the date shareholders approve the Plan in the manner required by Section 423(b)(2) of the Code and Treasury Regulation Section 1.423-2(c).

(m)              “Eligible Employee” means any employee of any Employer, excluding any employee (i) who has been employed by the Employer for less than three months, (ii) whose customary employment with the employee’s Employer is less than 20 hours per week, (iii) whose customary employment with the employee’s Employer is not for more than five months in any calendar year, or (iv) who immediately after the grant of an option under this Plan to the employee would (in accordance with the provisions of Sections 423 and 424(d) of the Code) own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employer corporation or of its “Parent Corporations” or “Subsidiary Corporations,” as defined in Section 424 of the Code.

(n)               “Employer” means, with respect to any Participant, the Company or Affiliate of which the Participant is an Eligible Employee.

(o)               “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(p)               “Fair Market Value” means, with respect to a share of Common Stock, the last sales price (or average of the quoted closing bid and asked prices if there is no closing sales price reported) of a share of Common Stock as reported by the Nasdaq Global Select Market (or by the principal national stock exchange on which the Common Stock is then listed) on the date of valuation, if such date is a Business Day, or the immediately preceding business day, if such date is not a Business Day. In the absence of an established market for Common Stock, the Fair Market Value of a share of Common Stock shall be determined in good faith by the Board.

(q)               “Indemnified Person” has the meaning set forth in Section 10(c) hereof.

(r)                “Option” means an option granted pursuant to this Plan at the beginning of each Option Period to acquire Common Stock.

(s)               “Option Exercise Date” means the last Business Day of each Option Period.

(t)                “Option Period” means the period beginning on the first day of each calendar month and ending at the last moment of the last Business Day of such calendar month in which contributions may be made to purchase Common Stock, as determined pursuant to Section 5 hereof.  The initial Option Period under the Plan shall commence on July 1, 2011.

(u)               “Payroll Deduction Account” means, with respect to each Participant, the amounts credited to the Participant’s account from the payroll deductions made by the Participant under this Plan, less any amounts withdrawn from such account (for payment of Common Stock, payment to the Participant, payment of withholding and other taxes or amounts or payment of other obligations or amounts).

(v)               “Participant” has the meaning set forth in Section 3(b) hereof.

(w)              “Plan” means the Sandy Spring Bancorp, Inc. 2011 Employee Stock Purchase Plan.

(x)               “Plan Start Date” means July 1, 2011.

(y)               “Rule 16b-3” means Rule 16b-3 under the Exchange Act.

(z)               “Stock Account” means, with respect to each Participant, the number of shares of Common Stock credited under this Plan to the Participant’s account.

(aa)             “Transaction” means (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity; or (iii) the sale or disposition of all or substantially all of the Company’s assets.

3.                 PARTICIPATION

(a)               Eligible Employees. Subject to Article 9, all Eligible Employees as of the beginning of each Option Period may participate in the Plan for such Option Period at their election.

(b)               Participation Procedures. If an Eligible Employee does not otherwise have an election to become a Participant in effect, each Eligible Employee choosing to participate in the Plan (herein called a “Participant”) during an Option Period shall enroll as a Participant in the Plan by filing with the Participant’s Employer a completed enrollment form (authorized by the Administrator) prior to the beginning of any Option Period.

(c)               Employee Contributions. Subject to other limitations provided in this Plan, a Participant may contribute under the Plan any whole percentage of Participant’s Base Compensation, with a minimum of 1% of Participant’s Base Compensation and a maximum of 10% of the Participant’s Base Compensation. Contributions may be made only through regular payroll deductions, net of any tax or other withholdings.  Enrollment  in the Plan and the payroll deduction authorization will remain effective for each successive Option Period until terminated by a Participant’s authorized request or until the Participant is no longer eligible to participate in the Plan. The payroll deduction authorization may be reduced or terminated at any time by the Participant’s authorized request submitted to the Participant’s Employer; provided, however, that a Participant may not make more than one revision of the Participant’s payroll deduction authorization in any Option Period.. Reduction or termination of deductions will become effective on the first of the month following the Company’s receipt of a Participant’s authorized request to revise his or her payroll deduction authorization.

(d)              Accrual Limitations.

(i)      Any other provision of the Plan notwithstanding, no Participant shall be permitted to purchase Common Stock that exceeds $25,000 in Fair Market Value (determined as of the Option grant date) in any calendar year (in connection with an Option to purchase Common Stock that is available under this Plan or any other Code Section 423 employee stock purchase plan of the Company or an Affiliate of the Company).  No portion of the $25,000 limitation from a prior calendar year may be carried over and used to increase the limitation in the current or later calendar year.

(ii)      If by reason of the accrual limitations, one or more Options of a Participant do not accrue for a particular Option Period, then the payroll deductions which the Participant made during that Option Period with respect to such Options shall be promptly refunded.

(e)               Withdrawal from Option Period/Distribution of Shares. A Participant may withdraw from an Option Period at any time by giving authorized notice to the Administrator. A Participant’s request for withdrawal from an Option Period will become effective upon the 1st of the month following the Administrator’s receipt of the notice. Once a Participant’s request for withdrawal becomes effective, no further payroll deductions shall be collected from the Participant with respect to the Option Period and any outstanding Options will be cancelled.  A Participant’s withdrawal from a particular Option Period shall be irrevocable and shall require the Participant to re-enroll in the Plan following the procedure described under Section 3(b) if the Participant wishes to once again purchase shares under the Plan.  Shares of Common Stock purchased through the Plan will remain in the Plan until the earlier of: (i) the Participant’s authorized request for a distribution or (ii) the Participant terminates employment with the Employer for any reason.  If an employee is on an unpaid leave of absence from the Employer, he or she will cease participation in the Plan until the employee returns to paid employment with the Employer.

(f)               Termination of Participant’s Employment. Upon termination of a Participant’s employment from the Employer for any reason, including death or disability, the Participant’s Stock Account and Payroll Deduction Account in the Plan shall be closed, and all existing Options held by the Participant shall be canceled. The Administrator shall, as soon as practicable after termination of a Participant’s employment, distribute to the Participant or the Participant’s estate or the Participant’s designated beneficiary as provided below, as applicable, (i) the balance of full shares of Common Stock credited to the Participant’s Stock Account, and (ii) any funds held to the credit of the Participant’s Payroll Deduction Account.  The value of any partial share credited to a Participant’s Stock Account under the Plan will be distributed in cash.  In the event of a Participant’s death, the Participant’s Common Stock and Payroll Deduction Account shall be distributed to the estate of such Participant or to a beneficiary designated by the Participant in writing on a form approved by the Administrator.

(g)              Reserved for later use.

4.                 STOCK SUBJECT TO THE PLAN

(a)               The Common Stock purchasable by Participants under the Plan shall be authorized but unissued Stock.  The total number of shares which may be issued under the Plan shall not exceed 300,000 shares (subject to adjustment under subparagraph (b) below).  If, on a given Option Exercise Date, the number of shares with respect to which Options are to be exercised exceeds the number of shares available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and it shall determine to be equitable, and the balance of the Payroll Deduction Account of each Participant shall be returned to the Participant as promptly as possible.

(b)               In the event any change is made to the Common Stock purchasable under the Plan by reason of (i) any merger, consolidation or reorganization or (ii) any stock dividend, stock split, recapitalization, combination of shares or other change affecting the outstanding Common Stock as a class without the  Company’s receipt of consideration, then unless such change occurs in connection with a merger or liquidation of the Company, appropriate adjustments shall be made by the Plan Administrator to (1) the class and maximum number of shares issuable in the aggregate over the term of the Plan, (2) the class and maximum number of shares purchasable per Participant on any one purchase date, and (3) the class and number of shares and the price per share of the Stock subject to each purchase right at the time outstanding under the Plan.

5.                 OFFERINGS

(a)               Subject to Article 9, the Company shall make consecutive offerings on the beginning of each Option Period to Participants to purchase Common Stock as long as shares authorized remain available for issuance, but in no event beyond July 1, 2021. Each offering, as of the beginning of each Option Period, shall be the total number of shares authorized under Section 4(a), less the number of shares issued by purchases of Common Stock under Section 6(e) in prior Option Periods.

(b)               The timing and duration of an Option Period may be changed or modified by the Committee; provided that changes that apply to an Option Period shall be adopted and announced to Eligible Employees in advance of the commencement of the Option Period, and provided further that no Option Period shall be longer than five years.

6.                 PURCHASE OF STOCK PURSUANT TO OPTIONS

(a)               Payroll Deduction Accounts. Each Employer will deduct from its Participants’ paychecks such amounts as have been authorized by the Participants and, promptly after the end of each month, remit to the Administrator all amounts so deducted during the month, together with a report showing each Participant and the amounts allocable to the Payroll Deduction Account of each Participant. The Administrator shall credit each Participant’s Payroll Deduction Account with the amount of such deposits, and shall reduce the Participant’s Payroll Deduction Account by the purchase price of all Common Stock purchased by the Participant under this Plan and by any other withdrawals from the Participant’s Payroll Deduction Account. The Plan, through its Administrator, shall purchase for the Stock Accounts of the Participants shares of Common Stock with funds received under the Plan.

(b)              Stock Accounts. The Administrator will open and maintain a Stock Account in the name of each Participant to which will be credited all shares of Common Stock purchased for the Participant’s benefit. All shares held under the Plan will be registered in the name of the Plan, the Administrator, or the Administrator’s nominee, and will remain so registered until the shares are delivered to the Participant. The Participant shall have the right to sell all or any part of the shares held in the Participant’s Stock Account, pursuant to procedures established by the Administrator.

(c)              Grant of Options and Purchase. Subject to Article 9, each person who is a Participant on the first day of an Option Period will as of the first day of such Option Period be deemed to have been granted an Option for such period. Such Option will be for the number of shares of Common Stock to be determined by dividing (a) the balance in the Participant’s Payroll Deduction Account on the Option Exercise Date, by (b) the purchase price per share of Common Stock determined under Section 6(d). Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be purchased by a Participant during an Option Period equals $25,000 divided by the Fair Market Value of the Common Stock on the first day of the Option Period.  The number of shares of Common Stock receivable by each Participant upon exercise of an Option for an Option Period shall be reduced, on a substantially proportionate basis, in the event that the number of shares then available under the Plan is otherwise insufficient.  Any other provision of the Plan notwithstanding, no shares of Common Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the Plan.

(d)              Purchase Price. The purchase price of each share of Common Stock sold pursuant to the exercise of an Option shall be 0.85 multiplied by the Fair Market Value of the Common Stock on the last day of the Option Period.

(e)               Exercise of Options. Each person who is a Participant in the Plan on the Option Exercise Date will be deemed to have exercised on the Option Exercise Date the Option granted to the Participant for that Option Period. Upon such exercise, the balance of the Participant’s Payroll Deduction Account shall be applied to the purchase of the number of whole shares of Common Stock determined under Section 6(c), and the amount of shares of Common Stock purchased shall be credited to the Participant’s Stock Account. In the event that the balance of the Participant’s Payroll Deduction Account following an Option Period is in excess of the total purchase price of the shares of Common Stock so sold, the balance of the Payroll Deduction Account shall be returned to the Participant. No fractional shares shall be issued hereunder.  Notwithstanding anything herein to the contrary, the Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of such shares, to any requirements of Nasdaq or any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time, including without limitation any applicable tax withholding requirements.

(f)               No Assignment of Participant’s Interest in Plan. A Participant may not assign, sell, transfer, pledge, hypothecate or alienate any Options or other interests (including Participant’s Payroll Deduction Account) in or rights under the Plan, either than as permitted by the Code or by will or the laws of decent and distributions. Options under the Plan are exercisable by a Participant during the Participant’s lifetime only by the Participant. All employees shall have the same rights and privileges under the Plan in accordance with Section 423 of the Code. Participants shall have no interest or voting rights in shares of Common Stock covered by his or her Option until such Option has been exercised.

(g)              Vesting. Each Participant will immediately acquire full ownership of all shares of Common Stock at the time such shares are credited to the Participant’s Stock Account.

(h)              Reserved for later use.

(i)                Dividends, Splits and Distributions. Any stock dividends or stock splits in respect of shares held in the Participant’s Stock Account will be credited to the Participant’s account without charge. Any distributions to holders of Common Stock or of other securities or of rights to subscribe for additional shares of Common Stock will be distributed to the Participant. Unless otherwise elected by the Participant, cash dividends in respect of shares held in a Participant’s Stock Account are automatically reinvested in Common Stock through the Company’s Dividend Reinvestment Plan.

(j)               Voting Rights. The Administrator will deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other material distributed by the Company to its stockholders. The shares of Common Stock in each Participant’s Stock Account will be voted in accordance with the Participant’s signed proxy instructions duly delivered to the Administrator or pursuant to any other method of voting available to holders of Common Stock. There will be no charge to the Participant for the Administrator’s delivery of notices, proxies or other shareholder documents.

(k)               No Interest To Be Paid. No interest will be paid to or credited to the Payroll Deduction Accounts or Stock Accounts of the Participants.

(l)               Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s accounts under the Plan in the event of such Participant’s death.  Such designation of beneficiary may be changed by Participant at any time by written notice. In the event of death of the Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash in Participant’s accounts to the personal representative, executor or administrator of the estate of the Participant, or if no personal representative, executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash in the Participant’s accounts to the spouse or to any one or more dependents or relatives of such Participant or if no spouse, dependent or relative is known by the Company, then to such other person as the Company may designate.

(m)              Conditions Upon Issuance of Common Stock. Shares of Common Stock shall not be issued  under the Plan unless the issuance and the delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and any state securities laws.

(n)              Tax Withholding. At the time an Option is exercised, in whole or in part, or at the time some or all of Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, that may arise upon exercise of the Option or the disposition of the shares of Common Stock. At any time, the Company may, but shall not be obligated to withhold from a Participant’s Compensation the amount necessary for the Company to meet applicable withholding obligations, including, any withholding required to make available to the Company any tax deductions attributed to the sale or early disposition of Common Stock by the Participant.

7.                ADMINISTRATION OF PLAN

(a)               The Committee. The Plan shall be administered by the Committee, which shall consist of not less than three (3) Directors appointed by the Board. Members of the Committee may be Employee Directors or Non-Employee Directors within the meaning of Rule 16b-3, and shall serve at the pleasure of the Board. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board. The Committee shall be entitled to adopt and apply guidelines and procedures consistent with the purposes of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the discretionary authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan, and all such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

(b)               The Administrator. To carry out the purposes of the Plan, the Committee shall appoint an Administrator. The Administrator may be any company or individual that the Committee deems qualified, including the Company. The Administrator shall be responsible for the implementation of the Plan, including allocation of funds and stock to the Payroll Deduction Accounts and Stock Accounts and keeping adequate and accurate records for the Participants.

(c)               Broker. The Administrator may, in its discretion, with the consent and approval of the Committee, appoint a Broker. The Broker may be any company or individual that the Committee deems qualified; provided, however, that the Broker shall be a licensed security dealer, broker, or agent authorized to make purchases and sales of Common Stock.

(d)              Quarterly Statement. The Administrator will send to each Participant a statement at the end of each calendar quarter (or such other period as determined by the Committee in its sole discretion). Each such statement shall contain information concerning transactions in the Participant’s Payroll Deduction Account and Stock Account during the relevant period and reflect the balance in the Participant’s Payroll Deduction Account and Stock Account at the end of such period.  Participants will also receive an annual tax statement (if applicable) as required under Section 6039 of the Code.

(e)               Use of Funds. All payroll deductions received or held by the Company under the Plan in all Payroll Deduction Accounts may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.

8.                ADJUSTMENT UPON CHANGES IN COMMON STOCK

(a)               Dissolution; Merger; Capital Reorganization; etc. In the event of a Transaction, the Plan shall terminate, unless another corporation assumes the responsibility of continuing the operation of the Plan or the Committee determines in its discretion that the Plan shall nevertheless continue in full force and effect. If the Committee elects to terminate the Plan, the Administrator shall distribute to each Participant (i) the balance of full shares of Common Stock credited to the Participant’s stock account and (ii) any funds held to the credit of the Participant’s Payroll Deduction Account.  The value of any partial share credited to a Participant’s Stock Account under the Plan will be distributed to each Participant in cash.

(b)               Company’s Right to Restructure, etc. The grant of any right to a Participant pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

9.                AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN

The Company, acting through the Committee, reserves the right to amend, suspend, or terminate the Plan at any time or times; provided, however, any amendment that would require the consent of stockholders under applicable law, rule or regulation (including, without limitation, the Code, the Exchange Act or any self regulatory organization such as a national securities exchange), will not be made unless such stockholders’ consent is obtained. In addition, the Plan shall terminate automatically on the tenth anniversary of the Plan Start Date (July 1, 2021), or on any Option Exercise Date when Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase, subject to the allocation of remaining shares pursuant to the last sentence of Section 6(c). Upon termination of the Plan, all amounts held in the Payroll Deduction Accounts shall, to the extent not used to purchase shares of Common Stock, be refunded to the Participants entitled thereto.

10.               MISCELLANEOUS

(a)               Expenses of Plan. The Broker’s brokerage commissions, if any, incurred in connection with transactions in Common Stock under the Plan, and the Administrator’s administrative charges for maintaining Participants’ accounts relating to purchases of securities and all other expenses of administering or maintaining the Plan will be paid by the Company. If the Company is acting as Administrator, no expenses will be charged to the Participants.

(b)               Reservation of Shares. During the term of the Plan, the Company will reserve and keep available a number of shares sufficient to satisfy the requirements of the Plan.

(c)               Indemnification. In the event and to the extent not insured against under any contract of insurance with an insurance company, the Company shall indemnify and hold harmless each “Indemnified Person,” as defined below, against any and all claims, demands, suits, proceedings, losses, damages, interest, penalties, expenses (specifically including, but not limited to, counsel fees to the extent approved by the Board or otherwise provided by law, court costs and other reasonable expenses of litigation), and liability of every kind, including amounts paid in settlement, with the approval of the Board, arising from any action or cause of action related to the Indemnified Person’s act or acts or failure to act. Such indemnity shall apply regardless of whether such claims, demands, suits, proceedings, losses, damages, interest, penalties, expenses and liability arise in whole or in part from (a) the negligence or other fault of the Indemnified Person, or (b) from the imposition on such Indemnified Person of any civil penalties or excise taxes pursuant to the Code or any other applicable laws; except when the same is judicially determined to be due to gross negligence, fraud, recklessness, or willful or intentional misconduct of such Indemnified Person. “Indemnified Person” shall mean each member of the Board, the Administrator, each member of the Committee and each other employee of any Employer who is allocated fiduciary responsibility hereunder.

(d)               No Contract of Employment Intended. The granting of any rights to an Eligible Employee under this Plan shall not constitute an agreement or understanding, express or implied, on the part of any Employer, to employ such Eligible Employee for any specified period.

(e)               Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Maryland, except to the extent that federal law shall be deemed to apply.

(f)               Severability of Provisions. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Plan, but such invalid, illegal or unenforceable provisions shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

(g)               No Liability. Neither the Company, its directors, officers, employees, or agents, the Committee, the Administrator nor any Affiliate which is in existence or hereafter comes into existence, shall be liable to any Participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that the Plan does not qualify under Section 423 of the Code.

(h)               Successors and Assigns. The Plan shall be binding upon the Company’s successors and assigns.

# # # #

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
SANDY SPRING BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS
MAY 4, 2011, 3:00 P.M. EDT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Susan D. Goff and David E. Rippeon and each of them as the proxy of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Sandy Spring Bancorp, Inc. to be held at the Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland on Wednesday, May 4, 2011, at 3:00 p.m. EDT, or at any adjournment thereof, and to vote all of the shares of Bancorp stock that the undersigned may be entitled to vote.

The undersigned hereby revokes any proxies heretofore given in connection with the Annual Meeting and directs said persons to use this proxy to act or vote as follows:

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ———— Co-holder (if any) sign above

Proposal 1. ELECTION OF DIRECTORS. ☐ For ☐ With-hold ☐ For All Except

Nominees: (01) Mark E. Friis (02) Pamela A. Little (03) Craig A. Ruppert

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

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The board of directors recommends that you vote "FOR" the election of the nominees listed above.

Proposal 2. APPROVAL OF THE 2011 EMPLOYEE STOCK PURCHASE PLAN. ☐ For ☐ Against ☐ Abstain

The board of directors recommends that you vote "FOR" the 2011 Employee Stock Purchase Plan.

The board of directors recommends that you vote "FOR" the resolution to approve the compensation of the Named Executive Officers.

The board of directors recommends that you vote "FOR" the ratification of the selection of Grant Thornton, LLP.

THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ADJOURNMENT THEREOF.

Detach above card, sign, date and mail in postage paid envelope provided.

SANDY SPRING BANCORP, INC.

PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

YOUR PROXY WILL VOTE IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN, YOUR PROXY WILL VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" THE APPROVAL OF THE 2011 EMPLOYEE STOCK PURCHASE PLAN, "FOR" THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, FOR EVERY "ONE YEAR" AS THE PREFERRED FREQUENCY FOR THE ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE ABOVE SIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT AND HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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